UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1415 West 22nd Street, Oak Brook, Illinois 60523
Notice of Annual Meeting of Stockholders To Be Held on April 27, 2021
To the Stockholders of Federal Signal Corporation:
We look forward to your attendance at the virtual Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation (the “Company”), on Tuesday, April 27, 2021, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”). Due to concerns relating to the coronavirus (“COVID-19”) pandemic, and to support the health and well-being of our stockholders, directors, and employees, the Annual Meeting will be held virtually via the Internet. It is our intent to conduct an in-person meeting next year, assuming that then-applicable conditions permit.
The Annual Meeting will be held for the following purposes:
•To elect six directors;
•To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);
•To approve the Second Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (as previously amended, the “2015 Plan”);
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021; and
•To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on February 26, 2021, as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
The Board recommends that you vote “FOR ALL” the director nominees proposed by the Board; “FOR” the advisory approval of our NEO compensation; “FOR” the approval of the Second Amendment to the 2015 Plan; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 17, 2021, contains instructions on how to access the proxy statement, this notice, and our 2020 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/FSS2021. To access the meeting, you will be required to enter the control number on your proxy card or voting instruction form.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or via the Internet, you do not need to return a proxy card. If you attend the Annual Meeting, you may vote your shares via the Internet during the meeting. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the virtual Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2012 or email us at info@federalsignal.com.

By order of the Board of Directors,

Daniel A. DuPré, Corporate Secretary
March 17, 2021

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021	66
EQUITY COMPENSATION PLAN INFORMATION	67
FUTURE STOCKHOLDER PROPOSALS	67
OTHER BUSINESS	67
APPENDIX A	A - 1
APPENDIX B	B - 1
APPENDIX C	C - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., Central Daylight Time, Tuesday, April 27, 2021
To Attend: Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted to www.virtualshareholdermeeting.com/FSS2021. Stockholders may vote and submit questions while attending the Annual Meeting via the Internet.
Record Date:  February 26, 2021
Common Shares Outstanding on Record Date: 60,538,158
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Six Directors	For all nominees	13
Proposal 2	Advisory Vote to Approve the Compensation of our NEOs	For	57
Proposal 3	Approval of the Second Amendment to the 2015 Plan	For	59
Proposal 4	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2021	For	66
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF SIX DIRECTORS
DIRECTOR NOMINEES

Name (1)(2)	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Eugene J. Lowe, III	53	2019	President and Chief Executive Officer (“CEO”), SPX Corporation	Yes	✓
Dennis J. Martin (3)	70	2008	Chairman and former CEO, Federal Signal Corporation	Yes

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
William F. Owens	70	2011	Former Governor of Colorado	Yes		✓	Chair
Brenda L. Reichelderfer (3)	62	2006	Director of Tribus Aerospace and Moog, Inc.	Yes		Chair	✓
Jennifer L. Sherman	56	2016	President and CEO, Federal Signal Corporation	No
John L. Workman	69	2014	Former CEO, Omnicare, Inc.	Yes	Chair	✓	✓
(1)All nominees are current directors. Patrick E. Miller resigned from the Board effective March 25, 2020. Prior to his resignation, Mr. Miller served as a member of the Audit Committee. Effective upon Mr. Miller’s resignation, the Board reduced its size from eight to seven directors. In addition, Richard R. Mudge is currently a director and a member of the Audit and Compensation and Benefits Committees. Dr. Mudge is not running for re-election when his term expires at the Annual Meeting on April 27, 2021. Accordingly, the Board approved its reconstitution from seven to six directors to be effective at the Annual Meeting. Dr. Mudge’s successor on the Audit and Compensation and Benefits Committees, as applicable, will be appointed by the Board on or before April 27, 2021 in accordance with our by-laws.
(2)Each director attended at least 75% of the aggregate of all fiscal year 2020 meetings of the Board and each Committee on which he or she served.
(3)The Board has determined that Mr. Martin is independent under the listing requirements of the NYSE because, among other things, he has not served as an employee of the Company for over three years. However, the governance guidelines of certain proxy advisory services and certain of the Company’s stockholders may not consider a former CEO to be independent. Therefore, the Board has appointed Brenda L. Reichelderfer to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2020): Audit (7); Compensation and Benefits (7); and Nominating and Governance (5)
Independent Directors Meet without Management: Yes
Separate Chairman and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes, as published on our Corporate website, www.federalsignal.com
Policy Prohibiting Hedging, Short Sale and Pledging: Yes, pursuant to our Insider Trading Policy as published on our Corporate website, www.federalsignal.com
Recoupment Policy (Clawback): Yes
COMMITMENT TO SUSTAINABILITY
We operate under the highest principles that are designed to deliver results through customer focus, innovation, continuous improvement, teamwork and investing in our people. We operate in this manner because it is good business and because it is the right thing for our customers, employees, stockholders, and business partners and communities. Within our Environmental Solutions Group, our products are central to our customers’ infrastructure maintenance and environmental cleanup activities, and we continually innovate to improve our impact on the environment. Within our Safety and Security Systems Group, our products are designed to protect people and property.
In October of 2020, we issued our inaugural long-form Sustainability Report. The report highlights our dedication to advancing the sustainability of our business through focused attention on three areas: Environmental Responsibility, Social Responsibility, and Corporate Governance.

Environmental Responsibility
We are proud of our long-standing commitment to human and environmental betterment. We make products that move material, clean infrastructure, and protect the communities where we work and live. Our environmental commitment is a three-pronged effort:
•We will continue to participate actively in educating the public regarding environmental conservation;
•We will continue to assess the impact of our manufacturing plants and products on the environment and the communities in which we live and operate with a goal of continuous improvement, and we expect the same of our suppliers; and
•We will continue to partner with our customers to produce innovative solutions that address their needs for environmentally responsible products.
Social Responsibility
We employ approximately 3,500 people throughout 15 principal manufacturing facilities in five countries around the world. We thoughtfully consider and continuously recognize the impact we make on the people of these communities.
Our vision is to be indispensable to our customers by consistently delivering products of the highest quality available in the market, by providing training that reflects the importance of the safety of our customers and end-users, and by developing innovative products that deliver unparalleled performance and support sustainable resource consumption.
We strive to be recognized as a place people in our local communities want to work, by providing our employees with healthy and safe working conditions, training and continuing education, and by offering important work.
Finally, we aim to have healthy relationships with the towns and cities in which our businesses are located, demonstrating civic engagement through philanthropy, volunteering, and community development programs.
Our goal is to accomplish these objectives in ways that deliver value to our customers and stockholders.
Corporate Governance
As further highlighted throughout this proxy statement and on our website, our commitment to ethical business practices and strong and transparent corporate governance is of paramount importance to us. While our senior leadership team, led by Jennifer L. Sherman, our CEO, provides day-to-day management of our business strategies, the ultimate oversight of the Company rests with our Board. We seek a diversity of backgrounds, ideas and expertise when identifying Board nominees. Of our six director nominees:
•67% have a tenure of more than seven years, with one director serving for between three and six years, and one director serving for less than two years;
•The average age is 63 years;
•33% are female;
•One of our directors self-identifies as a member of a minority group; and
•Five are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
In December 2020, NASDAQ filed a proposal with the Securities and Exchange Commission (“SEC”) to adopt new listing rules related to board diversity and disclosure. Although the proposal is not effective at this time or applicable to the Company (as the Company’s common stock is listed and traded on the NYSE), we believe that the current composition of our Board, and the disclosures contained within this Proxy Statement, would satisfy the requirements in the proposed NASDAQ rule to the extent the NYSE adopted the same listing rules.
Our sustainability report, and additional information on each of our sustainability initiatives, can be found on our website, at www.federalsignal.com/federal-signal-sustainability. Information contained on our website and in our sustainability report is not part of, or incorporated by reference, into this Proxy Statement.
HUMAN CAPITAL MANAGEMENT
As of December 31, 2020, we employed approximately 3,500 people in our businesses located in five countries, with hourly workers in the U.S. accounting for approximately 54% of our total workforce. As of December 31, 2020, approximately 16% of our hourly workers in the U.S. were represented by unions. We believe that our labor relations with our employees are good.

We believe that our employees are key to our ability to deliver exceptional products and services to our customers. We apply a holistic total rewards strategy, designed to recruit, motivate, and retain talented employees at all levels of the organization, and offer competitive, market-based compensation programs, and attractive benefit packages.
Diversity and Inclusion
We are committed to promoting and supporting diversity. We believe that behaving inclusively is the right thing to do. We also believe that hearing different voices, and seeking different perspectives and ideas, leads to better results. We strive to promote diversity on our Board of Directors and in leadership roles throughout the Company. Currently, two of our six director nominees are female, placing the Company ahead of the 20% average for companies in the Russell 3000 Index.
Of the companies in the Russell 3000 Index, approximately 5% have a female CEO, and we are proud to be among that group. In addition, 50% of our current executive officers are female, including our President and CEO, Vice President and Corporate Controller and Vice President, Treasury and Corporate Development.
Our commitment to diversity throughout the organization is further evidenced by our policies related to various aspects of employment, including, but not limited to, recruiting, selecting, hiring, employment placement, job assignment, compensation, access to benefits, selection for training, use of facilities, and participation in Company-sponsored employee activities.
Employee Training and Development
We believe that identifying and developing the next generation of business leaders is important to our long-term success, and we are proud to support our employees in furthering their education with tuition reimbursement plans and training.
We provide extensive training to employees within our facilities, ranging from topics such as workplace safety and anti-fraud training, to advanced instruction in lean manufacturing principles and inside sales training programs. On average, our employees each receive more than 10 hours of job training per year, with some employees of certain business units each averaging nearly 80 hours of training per year.
Through our Tuition Assistance Program, we also aim to assist and encourage employees to expand their knowledge, skills, and job effectiveness by continuing their education at local accredited institutions of higher learning. Certain of our businesses also partner with nearby universities from time to time to offer courses and programs directly related to the employee’s growth in the business.
We are committed to the communities in which we operate, and to developing a strong pipeline from which we can recruit new talent. Many of our businesses from time to time support their local high schools with cooperative learning extension programs at our manufacturing plants, hosting in-person or virtual tours of our facilities, and providing scholarships and “signing-day” offers to high school seniors.
Our employees also donate time and expertise through volunteering and mentorship programs, and work with local colleges on training programs to teach valuable technical skills that can be applied in the workplace. These programs attempt to help the Company’s next generation, and others, understand what career paths may be available to them and to explore future job opportunities with us.
Safety
We consider the safety of our employees a significant focus and strive to have zero workplace injuries. We have established an enterprise-wide Safety Council, which includes representatives from several of our manufacturing facilities. The Safety Council meets regularly to collaborate and implement safety improvement measures, focusing on continuous improvement initiatives, and the reduction of incident frequency.
In February 2020, in response to the onset of the COVID-19 pandemic, we established a cross-functional task force to monitor ongoing developments, implement mitigation plans, and centrally coordinate our response. In addition to the centralized COVID-19 response team, local response teams were established at every business unit. Management team update calls were held daily to communicate issues related to safety and risk mitigation, and to share COVID-related best practices, and other policy issues. This platform allowed us to rapidly disseminate evolving guidance from federal, state, and local health departments, at the same time promoting a consistent, iterative response.
In response to the COVID-19 pandemic, we were proactive in procuring personal protective equipment and sanitizing supplies for our facilities. We also implemented a series of enhanced health and safety measures across the organization, such as reconfiguring work spaces and staggering manufacturing shifts to allow for social distancing, introducing temperature screening protocols, enhancing facility cleaning, limiting non-essential travel and restricting the number of visitors to our facilities. Further, we established remote working arrangements, where possible, supported by the use of virtual meeting capabilities.
In the interests of employee safety, we modified our employee attendance policies and provided employees with additional paid time off in order to encourage those who were sick, had health concerns, or were otherwise adversely impacted by the pandemic, to remain at home. We also partnered with a third-party to provide self-administered, at-home COVID test kits to our employees at no cost, and deployed surveillance testing to reduce the probability of spreading the virus within our facilities. We continue to monitor the impact of the COVID-19 pandemic on our business and employees and will implement or modify our policies to adapt to changing circumstances arising from this pandemic.
ENGAGEMENT WITH OUR STOCKHOLDERS
We actively engage with our stockholders on a regular basis. During 2020, members of the Company’s executive team:
•Attended 14 investor conferences, the majority of which were held virtually;
•Participated in five non-deal roadshows, the majority of which were held virtually; and
•Held more than 250 total discussions with stockholders and potential stockholders.
OPERATING AND FINANCIAL PERFORMANCE IN 2020
Despite the challenges created by the COVID-19 pandemic, we were able to sustain a high level of financial performance and make progress against several long-term objectives in 2020. Included among our highlights in 2020 were the following:
•For the year ended December 31, 2020, we reported operating income and income from continuing operations of $131.4 million and $96.1 million, respectively.
•On a consolidated basis, we reported adjusted EBITDA* of $182.2 million for the year ended December 31, 2020, which translated to an adjusted EBITDA margin* of 16.1%. That return was above the high end of our target range, and represented a 40-basis point year-over-year improvement.
•We reported GAAP earnings per diluted share (“EPS”) for the year ended December 31, 2020 of $1.56 per share, compared to $1.76 per share in the prior year.
•Adjusted EPS* for the year ended December 31, 2020 was $1.67 per share, the second highest adjusted EPS* level in our history, surpassed only by the record $1.79 per share set in the prior year.
•Cash flow from continuing operating activities for the year ended December 31, 2020 was $136.3 million, an increase of $32.9 million, or 32%, over the prior year.
•With the increased operating cash flow, we ended the year with $82 million of cash and $280 million of availability for borrowings under our $500 million credit facility, which was executed in July 2019. The five-year facility can be increased by an additional $250 million for acquisitions.
•With our strong balance sheet, positive operating cash flow, and capacity under our revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2020:
◦Our capital expenditure for 2020 was approximately $30 million, as we continued to make strategic investments for the future by purchasing new machinery and equipment aimed at gaining operating efficiencies, and expanding capacity at several of our production facilities, including our locations in Streator, Illinois, Rugby, North Dakota, Lake Crystal, Minnesota, and Billings, Montana.
◦We have also continued to invest in new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.
◦In June, we completed the acquisition of PWE, a distributor of maintenance and infrastructure equipment covering North Carolina, South Carolina and parts of Tennessee.The acquisition added a third location to our current footprint in this population-dense region which we anticipate will allow us to better serve our customers and accelerate the growth of our aftermarket business.

◦We demonstrated our commitment to returning value to stockholders by paying cash dividends of $19.4 million, and spending $13.7 million repurchasing shares under our authorized repurchase program.
•Our eighty-twenty improvement initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our inaugural annual Sustainability Report in October.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Net Sales

CAGR: 12%
$1250 M
$1000 M
$750 M
$500 M
$250 M
0
$708 M
$899 M
$1090 M
$1221 M
$1131 M
2016
2017
2018
2019
2020

Adjusted EBITDA*

CAGR: 21%
$ 200 M
$ 150 M
$ 100 M
$ 50 M
0
$84.7 M
12.0 % Adjusted EBITDA margin*
$111.5 M
12.4 % Adjusted EBITDA margin*
$158.6 M
14.6% Adjusted EBITDA margin*
$191.3 M
15.7% Adjusted EBITDA margin*
$182.2 M
16.1% Adjusted EBITDA margin*
2016
2017
2018
2019
2020

Adjusted EPS*

$/share
CAGR: 26%
$2.00
$1.50
$1.00
$0.50
0
$0.67
$0.83
$1.41
$1.79
$1.67
2016
2017
2018
2019
2020

Cumulative Returns to Stockholders

FEDERAL SIGNAL + 125%
RUSSELL 2000 + 86%
S&P INDUSTRIALS + 79%
S&P MIDCAP 400 + 79%
$ 250
$ 200
$ 150
$ 100
$ 50
2015
2016
2017
2018
2019
2020

This graph assumes that the value of the investment in the Company's common stock, and in each index, was $100 on December 31, 2015 and assumes reinvestment of all dividends through December 31, 2020.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs
Key Elements of our 2020 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary (1)		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash) (2)	✓	Earnings and EBITDA Margin	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (3)			Annual equity awards link long-term financial interests of executives to those of our stockholders.
• Performance Share Units (“PSUs”)	✓	Earnings Per Share from Continuing Operations and Return on Invested Capital (“ROIC”)	PSUs are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.
• Stock Options (4)		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
• Restricted Stock		N/A	Restricted stock awards cliff vest after three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.
(1)To support our cost reduction efforts in response to the economic impact of the COVID-19 pandemic, on April 27, 2020, the Compensation and Benefits Committee and each of our NEOs agreed to voluntary reductions in such NEOs’ base salaries for a period of ten consecutive weeks beginning on or around April 16, 2020. As a result of these reductions, for this period, Ms. Sherman’s base salary was reduced by 25%, the base salaries of Messrs. Weber and Hudson were reduced by 22.5%, and the base salaries of Messrs. Fines and DuPré, and Ms. Vinokur were reduced by 20%.
As an additional measure, effective at the beginning of the third quarter of 2020, we rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
(2)In considering the design of the STIP for 2021, the Compensation and Benefits Committee decided to again use a combination of financial and individual objectives metrics but decided to adjust the financial metric to 80% (from 70%) and the individual objectives metric to 20% (from 30%).
(3)For 2020, long-term equity incentive awards granted to executives in connection with the annual grant were split between PSUs (50%), non-qualified stock options (25%), and time-based restricted stock (25%). The Compensation and Benefits Committee maintains the discretion and flexibility to grant additional equity-based incentives on a case-by-case basis, in accordance with our compensation philosophy.
(4)In our view, stock options are inherently at-risk because they only have value if our share price increases over the grant date value.

PROPOSAL 3: APPROVAL OF THE SECOND AMENDMENT TO THE 2015 PLAN
On March 16, 2021, our Board approved a second amendment (the “Plan Amendment”) to the 2015 Plan, subject to stockholder approval at the Annual Meeting. We are asking our stockholders to approve the Plan Amendment in order to satisfy applicable listing rules of the NYSE and applicable rules and regulations of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
The 2015 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted to members of our Board, employees and consultants of the Company under the plan to 7,800,000 shares, with no more than 7,800,000 shares of the Company’s common stock issued upon the exercise of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and subject to certain sub-limits. If the Plan Amendment is approved, such limits would be increased by an additional 3,200,000 shares so that the new aggregate share limit for the 2015 Plan would be 11,000,000 shares, including an increase in the limit with respect to incentive stock options, consistent with the terms of the 2015 Plan.
The 2015 Plan currently provides for an expiration date of April 28, 2025. No awards may be granted under the 2015 Plan on and after such date. The Plan Amendment would extend by five years the term of the 2015 Plan and eligibility for incentive stock options until April 28, 2030.
The Board approved the Plan Amendment based in part on a belief that the number of shares currently available under the 2015 Plan and the expiration date of the Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board believes that the Plan Amendment reflects an appropriate balance between providing the Company with the flexibility to continue its equity award program over a multi-year period and stockholder dilution considerations.
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2021.

1415 West 22nd Street, Oak Brook, Illinois 60523
Proxy Statement for Annual Meeting of Stockholders To Be Held on April 27, 2021
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the virtual Annual Meeting of Stockholders to be held on Tuesday, April 27, 2021, at 8:30 a.m., Central Daylight Time. Due to concerns relating to the COVID-19 pandemic, and to support the health and well-being of our stockholders, directors, and employees, the Annual Meeting will be held virtually via the Internet. It is our intent to conduct an in-person meeting next year, assuming that then-applicable conditions permit. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.
The Annual Meeting will be held for the following purposes:
1.    To elect six directors;
2.    To approve, on an advisory basis, the compensation of our NEOs;
3.    To approve the Second Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (as previously amended, the “2015 Plan”);
4.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021; and
5.    To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 17, 2021, we mailed a Notice of Internet Availability to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2020 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 17, 2021.
Voting Your Shares
Only stockholders owning shares of our common stock on February 26, 2021, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the six directorships and on each other matter presented at the Annual Meeting. On the record date, there were 60,538,158 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:
•Before the Annual Meeting, by Telephone or via the Internet: You may vote by telephone or via the Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;
•By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or
•At the Annual Meeting: To attend and participate at the Annual Meeting, please visit www.virtualshareholdermeeting.com/FSS2021 and log in with your 16-digit control number included in your proxy materials. You may begin to log into the meeting platform beginning at 8:15 a.m. Central Daylight Time on April 27, 2021. The Annual Meeting will begin promptly at 8:30 a.m. Central Daylight Time on April 27, 2021. We encourage our stockholders to access the meeting prior to its start time. Instructions on how to participate and ask questions via the Internet during the Annual Meeting are posted to www.virtualshareholdermeeting.com/FSS2021. If you have lost or misplaced your 16-digit control number, you will still be able to log in to the meeting platform as a guest. However, if you are logged in as a guest, you will not be able to vote your shares or submit questions during the meeting. If you experience technical difficulties with the meeting platform, please call 800-586-1548 or 303-562-9288 (International) for assistance. If you have additional questions with respect to the meeting platform, please contact Investor Relations at IR@federalsignal.com or otherwise following the directions under the heading “Stockholder Questions.”
Our Amended and Restated By-Laws (“By-Laws”) provide that a majority of the outstanding shares, present in person, virtually via the Internet or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding” authority to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.
If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for all” of the six director nominees named on the proxy card, “for” the advisory approval of the compensation of the Company’s NEOs, “for” the approval of the Second Amendment to the 2015 Plan, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or via the Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the Annual Meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Only Proposal 4 is a routine matter; Proposals 1, 2, and 3 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1, 2, and 3, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” a director exceed the “withhold” votes cast with respect to such director nominee’s election (Proposal 1). Pursuant to our Corporate Governance Guidelines, each director must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
The affirmative vote of a majority of the votes cast will be required for:
•The approval, on an advisory basis, of the compensation of our NEOs (Proposal 2);
•The approval of the Second Amendment to the 2015 Plan (Proposal 3); and
•The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021 (Proposal 4).
In tabulating the voting results for Proposals 1, 2, and 3, shares that constitute broker non-votes are not considered votes cast on that proposal. For Proposals 1, 2 and 4, abstentions are not considered votes cast and are disregarded. For Proposal 3, abstentions will be counted as votes cast and will have the effect of a vote “against” the proposal.

Shares Held in the Federal Signal Corporation Retirement Savings Plan (the “Retirement Savings Plan”)

Our Retirement Savings Plan held 743,947 shares of our common stock in the name of Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Retirement Savings Plan, as of February 26, 2021. If you are a participant in our Retirement Savings Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the Retirement Savings Plan. If no proper voting direction is received, Vanguard, in its capacity as the Retirement Savings Plan Trustee, will vote your shares held in the Retirement Savings Plan in the same proportion as votes received from other participants in the Retirement Savings Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:
•Voting by telephone or via the Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;
•Filing a written notice of revocation with our Corporate Secretary at Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary; or
•Attending the Annual Meeting via the Internet and voting your shares (Note: attendance alone at the Annual Meeting will not revoke a proxy).
Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2012. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of February 26, 2021.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)
BlackRock, Inc.	9,036,099	(2)	14.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,831,625	(3)	6.3%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	3,125,663	(4)	5.2%
Building One
6300 Bee Cave Road
Austin, TX 78746
(1)Based on 60,538,158 shares of common stock issued and outstanding as of February 26, 2021.
(2)Based solely on a Schedule 13G (Amendment No. 13) filed with the SEC on January 26, 2021, in which BlackRock, Inc. reported that, as of December 31, 2020, it had sole voting power over 8,965,880 shares and sole dispositive power over 9,036,099 shares.
(3)Based solely on a Schedule 13G (Amendment No. 3) filed with the SEC on February 10, 2021, in which The Vanguard Group reported that, as of December 31, 2020, it had shared voting power over 133,646 shares, sole dispositive power over 3,651,160 shares, and shared dispositive power over 180,465 shares.

(4)Based solely on a Schedule 13G (Amendment No. 8) filed with the SEC on February 12, 2021, in which Dimensional Fund Advisors LP reported that, as of December 31, 2020 it had sole voting power over 2,994,645 shares and sole dispositive power over 3,125,663 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to four investment companies and as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.
Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock held by each of our directors and NEOs individually and as a group as of February 26, 2021.

Name (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)	Percent of Outstanding Common Stock (5)
Daniel A. DuPré	118,230	*
Robert E. Fines	46,477	*
Ian A. Hudson	74,221	*
Eugene J. Lowe, III. (6)	9,483	*
Dennis J. Martin (6)	927,280	1.5%
Richard R. Mudge (6)	59,659	*
William F. Owens (6)	39,621	*
Brenda L. Reichelderfer (6)	81,243	*
Jennifer L. Sherman	947,923	1.6%
Svetlana Vinokur	42,536	*
Mark D. Weber	44,804	*
John L. Workman (6)	54,059	*
All Directors and Executive Officers as a Group (13 persons) (7)	2,462,666	4.0%
(1)All of our current directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.
(2)Totals include shares subject to stock options exercisable within 60 days of February 26, 2021 as follows: Mr. DuPré, 51,402; Mr. Fines, 6,150; Mr. Hudson, 12,895; Mr. Martin, 549,034; Ms. Sherman, 513,847; Ms. Vinokur, 15,504; Mr. Weber, 17,521; and Dr. Workman, 5,000. All directors and executive officers as a group hold stock options exercisable within 60 days of February 26, 2021 with respect to 1,180,351 shares. Totals for Ms. Sherman also include 57,142 shares held in our Retirement Savings Plan.
(3)Totals include shares earned in connection with PSUs granted in 2018. Such shares vested on December 31, 2020, and were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, on or around March 3, 2021 in the following amounts: Mr. DuPré, 4,118; Mr. Fines, 33,554; Mr. Hudson, 7,890; Ms. Sherman, 40,373; Ms. Vinokur 3,261; and Mr. Weber, 9,315.
(4)Totals do not include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Martin, 5,590; Dr. Mudge, 31,740; and Mr. Owens, 27,273.
(5)Based upon 60,538,158 shares of common stock issued and outstanding as of February 26, 2021 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 26, 2021. The use of “*” denotes percentages of less than 1%.
(6)Denotes non-employee director. Dr. Mudge is not running for re-election to the Board of Directors in 2021.
(7)The information contained in this row of the table is based upon information furnished to us by the named individuals above, our other Section 16 Officers, and from our records. Each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF SIX DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following six individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: Eugene J. Lowe, III., Dennis J. Martin, William F. Owens, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board. One of our existing directors, Richard R. Mudge, is not running for re-election when his term expires at the Annual Meeting on April 27, 2021. Accordingly, the Board approved its reconstitution from seven to six directors to be effective at the Annual Meeting.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR ALL” nominees for director proposed by the Board.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
The Nominating and Governance Committee believes that the six individuals nominated for election at the Annual Meeting meet its objectives for identifying director nominees, as summarized below:
•67% of our director nominees have a tenure of more than seven years, with one director serving for between three and six years, and one director serving for less than two years;
•The average age of our directors and nominees is 63 years;
•33% are female;
•One of our directors self-identifies as a member of a minority group; and
•Five are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
In December 2020, NASDAQ filed a proposal with the U.S. Securities and Exchange Commission (SEC) to adopt new listing rules related to board diversity and disclosure. Although the proposal is not effective at this time or applicable to the Company (as the Company’s common stock is listed and traded on the NYSE), we believe that the current composition of our Board, and the disclosures contained within this Proxy Statement, would satisfy the requirements in the proposed NASDAQ rule to the extent the NYSE adopted the same listing rules.
For additional information on each of our directors (other than Dr. Mudge who is not running for re-election at the Annual Meeting) and nominees, set forth below are their respective biographical summaries, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Eugene J. Lowe, III Director since February 2019 Age: 53	Mr. Lowe has served as President and CEO and a director of SPX Corporation (“SPX”) (NYSE: SPXC) since September 2015. SPX is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. He was appointed an officer of SPX in 2014 and previously served as Segment President, Thermal Equipment and Services, from 2013 to 2015; President, Global Evaporative Cooling, from 2010 to 2013; and Vice President of Global Business Development and Marketing, Thermal Equipment and Services, from 2008 to 2010. Prior to joining SPX, Mr. Lowe held positions with Milliken & Company, Lazard Technology Partners, Bain & Company, and Andersen Consulting.
Key Qualifications:
• Current public company CEO with vast experience in operations
• Expertise in strategic planning and marketing
• Extensive business development experience

Committees:
• Audit

Dennis J. Martin Director since March 2008 Age: 70	Mr. Martin was named Chairman of the Board on January 1, 2017. He previously served as our Executive Chairman beginning in January 2016, and as our President and CEO from October 2010 through December 2015. Mr. Martin has been a member of our Board since March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. Mr. Martin served as a director of Essendant Inc. (formerly NASDAQ: ESND), a leading supplier of workplace essentials, from July 2016 to January 2019. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), from July 2000 to May 2016. Mr. Martin served on the Board of Directors of Coleman Cable, Inc. (“Coleman”), a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.
Key Qualifications:
• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
• In-depth knowledge of our Company and its operations as our former President and CEO

Committees:
• None

William F. Owens Director since April 2011 Age: 70
In March 2021, Mr. Owens joined the Board of Directors of Ocean Biomedical Inc., a privately-owned biopharmaceutical company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. From May 2010 to April 2020, Mr. Owens served on the Board of Directors of High Point Resources (formerly Bill Barrett Corporation), an independent oil and gas company (NYSE: HPR). From January 2010 to October 2019, Mr. Owens served on the Board of Directors of Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (formerly NYSE: CLD). Mr. Owens served on the Board of Directors of Key Energy Services, Inc. an oil well services company (OTC: KEGX) from January 2007 to December 2016. Since April 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, an investor-owned bank headquartered in Moscow. Mr. Owens serves as a Senior Director of government law and policy at Greenberg Traurig, LLP, an international law firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

Key Qualifications:
• Extensive experience in international business
• Management expertise across a broad range of industries
• Distinguished government background

Committees:
• Nominating and Governance (Chair)
• Compensation and Benefits

Brenda L. Reichelderfer Director since October 2006 Age: 62
Ms. Reichelderfer was elected Lead Independent Director of the Board effective April 30, 2019, and has served as a director since October 2006. Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). Ms. Reichelderfer also serves on the Board of Directors of Tribus Aerospace (“Tribus”), an aerospace components manufacturing group owned by a private equity firm, a position she has held since November 2017. From February through July 2018, Ms. Reichelderfer served as Interim CEO of Tribus while it searched for a new leader. Ms. Reichelderfer serves on the Board of Directors of Hermetic Solutions Group, a military/aerospace component supplier owned by a private equity firm, a position she has held since February 2019. From July 2008 to December 2017, she was Senior Vice President and Managing Director of TriVista Business Group. From June 2011 to April 2017, Ms. Reichelderfer served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (LSE: MGGT). Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Inc., a global engineering and manufacturing company (NYSE: ITT). Ms. Reichelderfer self-identifies as a member of a minority group.

Key Qualifications:
• Expertise in growing industrial and aerospace businesses
• Extensive experience in operations, innovation and new product development
• Significant international business experience

Committees:
• Compensation and Benefits (Chair)
• Nominating and Governance

Jennifer L. Sherman Director since January 2016 Age: 56	Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our COO from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014 and General Counsel from March 2004 to November 2015. Ms. Sherman has been an employee of our Company since 1994. She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015. Ms. Sherman is also committed to supporting non-profit organizations through her board participation in a number of charities, including the Field Museum and WTTW/WFMT (Chicago Public Television and Fine Arts Radio).

Key Qualifications:
• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance and business operations

Committees:
• None

John L. Workman Director since February 2014 Age: 69	Dr. Workman retired in June 2014 as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he had held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, he was Omnicare's President and Chief Financial Officer (“CFO”) and held the position of Executive Vice President and CFO from November 2009 until February 2011. Dr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Dr. Workman served as Executive Vice President and CFO of HealthSouth Corporation (now Encompass Health Corporation) (NYSE: EHC)), a provider of inpatient rehabilitation services in the U.S. Dr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Dr. Workman has been a member of the Board of Directors of Agiliti Health, Inc. (formerly Universal Hospital Services, Inc.) (“Agiliti”), a private company that provides technology and medical equipment to the healthcare industry services, since November 2014 and was Agiliti’s non-Executive Chairman of the Board until April 2015. Since July 2015, Dr. Workman serves as a director of CONMED Corporation (NYSE: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties, Inc. (formerly NYSE: CCP), a healthcare REIT, from August 2015 until the company’s merger with Sabra Health Care Reit (NASDAQ: SBRA). Dr. Workman is a Certified Public Accountant (inactive).
Key Qualifications:
• Broad-based executive and leadership experience in a variety of businesses and disciplines
• Financial expertise
• Executive experience with focus on optimizing capital structure

Committees:
• Audit (Chair)
• Compensation and Benefits
• Nominating and Governance

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. The independent Board members have also elected a Lead Independent Director who serves as principal liaison between the CEO and the independent directors, approves agendas for Board meetings, chairs meetings of the independent directors in executive sessions and provides independent governance oversight of management. Our Board believes that separating the roles of CEO and Chairman, with an independent director serving as Lead Independent Director, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all stockholders.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management: (i) our major risk exposures; (ii) the potential impact of such exposures on our Company; and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
As an example of this process, the Company’s Chief Information Officer reports any significant information technology matters to the Board. Such reports are held at least annually and more frequently if considered necessary. The most recent report was presented to the Board in December 2020, when the Company’s Chief Information Officer reported on the progress that the Company has made on several cyber-security initiatives.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2020, our Board held twelve meetings, the Audit Committee held seven meetings, the Compensation and Benefits Committee held seven meetings and the Nominating and Governance Committee held five meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. With the exception of Mr. Miller, who resigned effective March 25, 2020, all directors who served in 2020 attended our Annual Meeting and at least 75% of our Board meetings and their respective Committee meetings.
Independence of Members of the Board
The Board has determined that all of its directors, other than Ms. Sherman, qualify as independent. In making this determination, the Board considered the tests for determining the independence of directors set forth in Section 303A.02 of the NYSE Listed Company Manual. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including: (i) Audit; (ii) Compensation and Benefits; and (iii) Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
Eugene J. Lowe, III. (1)	✓	—	—
Dennis J. Martin	—	—	—
Richard R. Mudge (2)	✓	✓	—
William F. Owens	—	✓	Chair
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (1)	Chair	✓	✓
(1)The Board has determined that each of Mr. Lowe and Dr. Workman qualifies as an “audit committee financial expert” as defined by the SEC.
(2)Dr. Mudge is not running for re-election when his term expires at the Annual Meeting on April 27, 2021. Accordingly, the Board approved its reconstitution from seven to six directors to be effective at the Annual Meeting. Dr. Mudge’s successor on the Audit and Compensation and Benefits Committees, as applicable, will be appointed on or before April 27, 2021.
Audit Committee
The Audit Committee is responsible for monitoring:
•The integrity of our financial statements;
•The qualifications and independence of our independent registered public accounting firm;
•The performance of our internal audit function and independent registered public accounting firm; and
•Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Director of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”) and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Compensation and Benefits Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Compensation and Benefits Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. The Company and the Compensation and Benefits Committee strive to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our

Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action on the Nominating and Governance Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2020. Our President and CEO, Ms. Sherman, did not receive any additional compensation for her service on our Board in 2020.
Non-Employee Director Compensation in Fiscal Year 2020

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Other Compensation (4)	Total
Eugene J. Lowe, III. (5)	$70,798	$100,000	$—	$—	$170,798
Dennis J. Martin (6)	$114,231	$120,000	$—	$—	$234,231
Patrick E. Miller (7)	$17,869	$—	$—	$—	$17,869
Richard R. Mudge	$76,538	$100,000	$—	$1,500	$178,038
William F. Owens	$80,844	$100,000	$—	$1,500	$182,344
Brenda L. Reichelderfer (8)	$104,762	$100,000	$—	$1,500	$206,262
John L. Workman	$93,760	$100,000	$—	$—	$193,760
(1)To support the Company’s cost reduction efforts in response to the economic impact of the COVID-19 pandemic, each of the Company’s non-employee directors agreed to voluntary reductions in cash compensation for a period of ten consecutive weeks beginning on or around April 16, 2020. As Chairman of the Board, Mr. Martin’s cash compensation was reduced by 25% over this time period, while the cash compensation of all other non-employee directors was reduced by 22.5%. These reductions in fees are reflected in the first column.
(2)Each non-employee director is issued a stock award annually. The annual award is determined by dividing the grant date value of the equity award (i.e., in 2020, $120,000 in the case of our Chairman and $100,000 for all other non-employee directors) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to non-employee directors on April 21, 2020, at a closing share price of $26.88: 4,465 shares of common stock to Mr. Martin as Chairman; 3,721 shares of common stock to Ms. Reichelderfer as Lead Independent Director; and 3,721 shares of common stock to each of Mr. Lowe and Dr. Workman. Dr. Mudge and Mr. Owens received 3,721 deferred shares in the form of restricted stock units. As of December 31, 2020, each non-employee director held the following aggregate number of shares: Mr. Lowe, 9,483 shares, Mr. Martin, 383,836 shares, including 5,590 deferred shares held in the form of restricted stock units; Dr. Mudge, 91,399 shares, including 40,764 deferred shares held in the form of restricted stock units; Mr. Owens, 66,894 shares, including 27,273 deferred shares held in the form of restricted stock units; Ms. Reichelderfer, 81,243 shares; and Dr. Workman, 49,059 shares. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. As of December 31, 2020, accumulated dividend equivalents associated with these deferred stock units were as follows: Mr. Martin, $4,919; Dr. Mudge, $11,374; and Mr. Owens, $21,123. Annual stock awards to non-employee directors vest immediately upon issuance.
(3)Effective in fiscal year 2018, the Board’s independent compensation consultant, Willis Towers Watson (“WTW”), recommended certain changes to non-employee director compensation to align with director compensation programs utilized by the Company’s peer group, including elimination of initial non-qualified stock option awards to new directors upon their appointment to the Board. As of December 31, 2020, the only non-employee directors with outstanding stock options were as follows: Mr. Martin, 549,034; and Dr. Workman, 5,000.
(4)“Other Compensation” represents the Company’s match of donations made by directors to eligible charitable organizations during 2020.
(5)As Mr. Lowe has not yet met his target stock ownership level, 50% of his fees earned in 2020 were paid in shares of our common stock, with the remainder paid in cash.
(6)Mr. Martin served as Chairman during 2020. His fees in the first column are comprised of an annual retainer of $120,000 which he received in that capacity, subject to the reduction described above.
(7)Mr. Miller resigned as a director effective March 25, 2020. His fees in the first column are comprised of the pro-rata payment of an annual retainer and Committee membership fees, reflecting services provided during 2020.
(8)Ms. Reichelderfer served as Lead Independent Director during 2020. Her fees in the first column are comprised of an annual retainer of $87,500 which she received in that capacity, subject to the reduction described above.
Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors (as it did with respect to director compensation in 2020), generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our employee director, Ms. Sherman, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2020 cash compensation structure for non-employee directors.
2020 Cash Compensation of Our Non-Employee Directors

Annual Retainer
Chairman	$120,000
Lead Independent Director	$87,500
Director (excluding Lead Independent Director)	$65,000
Audit Committee Chair	$21,000
Audit Committee Member (non-Chair)	$9,000
Compensation & Benefits Committee Chair	$16,000
Compensation & Benefits Committee Member (non-Chair)	$6,000
Nominating & Governance Committee Chair	$13,500
Nominating & Governance Committee Member (non-Chair)	$6,000
Equity Compensation
Our non-employee directors typically receive an annual stock award as partial compensation for their Board service. Such stock awards vest immediately. The table below sets forth the value of the equity awards granted on April 21, 2020, the date of our 2020 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2020, subject to the reduction described above.

2020 Annual Equity Awards Granted to Non-Employee Directors

Grant Date $ Value of Common Stock Award
Chairman	$120,000
Lead Independent Director	$100,000
All other non-employee directors	$100,000
The number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of restricted stock units that are ultimately distributable as common shares of Company stock on or about a date selected by the director or, in the absence of a date selected by the director, upon the termination of the services of the director as a member of our Board. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. Directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are payable in shares of Company stock, along with the cash equivalent of associated dividends at the time of stock distribution. Of our current directors, Dr. Mudge and Mr. Owens elected to defer stock under the program during 2020. As of December 31, 2020, accumulated dividend equivalents associated with deferred stock units were as follows: Mr. Martin, $4,919; Dr. Mudge, $11,374; and Mr. Owens, $21,123.
Director Stock Ownership Guidelines
We require our non-employee directors to hold shares of Company stock valued at five times their annual retainers. Until target ownership is achieved, 50% of a non-employee director’s total compensation will be paid in shares of our common stock. Target ownership value is measured annually. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not impact that determination. Non-employee directors are not permitted to sell shares prior to achieving their ownership target. However, a non-employee director may tender shares to: (i) satisfy withholding taxes upon the exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options. After a non-employee director has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options (over and above target ownership level) for at least two years from the date of vesting. With the exception of Mr. Lowe, who was appointed as a director on February 18, 2019, all of our non-employee directors had met their target ownership levels as of December 31, 2020.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of our CEO and our Chairman of the Board; (iii) the election of a Lead Independent Director; and (iv) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct - Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our President and CEO and our other senior financial officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director chairs meetings of the independent directors in executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman, Lead Independent Director or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. With the exception of Mr. Miller, who resigned effective March 25, 2020, all directors who served in 2020 attended our Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2020, all directors who served on the Compensation and Benefits Committee were independent directors. No member of the Compensation and Benefits Committee was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our CEO, CFO, Corporate Controller, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2020, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules, with the exceptions noted below.
The son of Dennis J. Martin, Chairman of the Board, is employed as Director and General Manager of United Electric Englewood Electrical Supply (“EESCO”), a division of WESCO International, Inc. (“WESCO”). During 2020, the Company sold products to WESCO for aggregate consideration of approximately $3.4 million. Of that amount, sales to EESCO were approximately $40,000. Mr. Martin’s son is not responsible for the purchasing decisions of WESCO or EESCO. Mr. Martin and his son did not participate in the solicitation of the Company’s business with WESCO and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the related transactions were disclosed to the Audit Committee. Given that the terms and conditions of the transactions were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.
Patrick E. Miller, who served as one of our directors until his resignation on March 25, 2020, served as CEO of Commercial Vehicle Group, Inc. (“CVGI”) until March 23, 2020. According to CVGI’s proxy statement filed May 8, 2020, Mr. Miller holds a beneficial interest in CVGI’s common stock of less than 1%. CVGI has had, and continues to have, a commercial relationship with the Company. During 2020, the Company purchased commercial vehicle parts from CVGI for aggregate consideration of less than $200,000. Mr. Miller did not participate in the solicitation of the Company’s business with CVGI and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the supply arrangements between the Company and CVGI were disclosed to the Audit Committee. Given that the terms and conditions of these arrangements were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our 2020 NEOs:
•Jennifer L. Sherman, President and CEO;
•Mark D. Weber, Senior Vice President and COO;
•Ian A. Hudson, Senior Vice President and CFO;
•Robert E. Fines, Vice President and General Manager, Truck Bodies and Equipment International (“TBEI”) (1);
•Daniel A. DuPré, Vice President and General Counsel; and
•Svetlana Vinokur, Vice President, Treasurer and Corporate Development.
(1)Although he remains with the Company in his capacity as Vice President and General Manager, TBEI, Mr. Fines was not serving as an executive officer as of December 31, 2020.
We encourage you to read this section in conjunction with Proposal 2, the advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Advisory Vote”) regarding compensation of our NEOs, as this section includes: (i) a review of our 2020 performance; (ii) a description of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2020 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. In accordance with the stockholder vote at our 2017 Annual Meeting regarding the frequency of the Say-on-Pay Advisory Vote, advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs for our NEOs were endorsed by approximately 98% of the advisory votes cast at our 2020 Annual Meeting.
Executive Summary
COVID-19 Update
We continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how it is affecting our employees, customers, supply chain and distribution network. In February 2020, we established a cross-functional task force to monitor ongoing developments, implement mitigation plans and centrally coordinate our response to the pandemic.
Generally, our businesses are considered to be essential in supporting critical infrastructure needs and public safety. While certain of our operations have been affected by temporary facility closures, either due to government-issued mandates or other concerns related to COVID-19, our facilities have remained substantially operational to date. Given that, our primary focus has been on the safety and well-being of our employees. We were, and continue to be, proactive in procuring personal protective equipment and sanitizing supplies for our facilities. We also implemented a series of enhanced health and safety measures across the organization, such as reconfiguring work spaces and staggering manufacturing shifts to allow for social distancing, introducing temperature screening protocols, enhancing facility cleaning, limiting non-essential travel and restricting the number of visitors to our facilities. Further, we established remote working arrangements, where possible, supported by the use of virtual meeting capabilities. As many of the government-mandated stay-at-home orders were lifted throughout the course of the second quarter, the majority of our telecommuting employees have gradually returned to the workplace, following our enhanced safety protocols. We also modified our employee attendance policies and provided employees with additional paid time off in order to encourage those who were sick, had health concerns, or were otherwise adversely impacted by the pandemic, to remain at home.
As a result of the combination of these factors and the enactment of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), we experienced a decrease in labor availability at several of our facilities during the second quarter. While labor availability improved during the third and fourth quarters, we continued to experience labor-related disruptions, including several COVID-19-related quarantine absences. This resulted in a variety of challenges in running our operations efficiently, and we adjusted our production schedules, accordingly. We saw similar issues within our supply chain, with certain suppliers temporarily shut down. Our procurement teams have worked diligently with our key suppliers to effectively secure safety stock and manage inventory levels and, in some circumstances, have identified alternate suppliers and in-sourcing opportunities in order to mitigate the impact of supply-chain disruptions on production.

The government-mandated stay-at-home orders and travel and visitor restrictions significantly impacted the Company’s sales and marketing activities during the second quarter, with limited ability to attend trade shows and conduct equipment demonstrations and in-person sales meetings. In addition, certain customers were unable to take delivery of equipment given travel restrictions and the limited personnel that they had available. These factors significantly impacted order intake and operating results during the second quarter. However, as the second quarter progressed, many of the government-mandated restrictions that were imposed in states across the U.S. started to ease, albeit at different times, and at different levels. With business-related travel steadily increasing during the third and fourth quarters, our sales teams and dealer partners have been able to increase the amount of equipment demonstrations. That has helped contribute to sequential order improvement, with our third quarter orders up $65 million, or 32%, compared to the second quarter, and our fourth quarter orders up $10 million, or 4%, compared to the third quarter.
The timing of production and realization of our backlog, which totaled $304 million as of December 31, 2020, may be delayed or otherwise negatively impacted by our ability to continue to run our operations as an essential business during the COVID-19 pandemic and/or to return to our normal production capacity, faced with the ongoing potential for adverse impacts associated with decreased labor availability, the temporary suspension of production activity mandated or otherwise made necessary by governmental authorities, weakened demand, supply chain disruptions, or other production delays. Such factors have adversely affected the comparability of our operating and financial results for the year ended December 31, 2020 with the corresponding prior year, and may continue to impact comparability in subsequent years. We are responding accordingly and taking steps to manage through these challenging times, including implementing measures to reduce costs and manage our capital prudently. At the same time, we are maintaining our focus on our eighty-twenty improvement initiatives.
In an effort to mitigate the impact of these pandemic-related operational challenges, we implemented the following cost-saving actions:
•Temporary salary reductions ranging from 20% to 25% during the second quarter for approximately 60 members of the Company’s enterprise leadership team, including executive officers;
•Temporary reduction in Board of Directors fees ranging from 22.5% to 25% during the second quarter;
•Roll-back of 2020 merit-based salary increases for most domestic salaried employees, effective in the third quarter;
•Temporary furloughs of approximately 400 employees, primarily within the second quarter;
•Permanent reductions in force impacting approximately 200 employees; and
•Limited discretionary spending, primarily within Selling, engineering, general and administrative expenses, including travel and entertainment expenses.
We are continuing to approach the uncertainty and challenges with resolve and from a position of strength given our current financial position. As of December 31, 2020, we had $82 million of cash and cash equivalents and $280 million of availability for borrowings under our five-year revolving credit facility, which we executed in July 2019.
However, the overall magnitude of the impact of the pandemic on our operating and financial results remains uncertain and will largely depend on the duration of the pandemic and the measures implemented in response, as well as the effect on our customers and suppliers. Given these factors, we are unable to reliably forecast the effect that the pandemic will have on our financial condition, results of operations or cash flows, which could be material.
Operating and Financial Performance in 2020
Despite the challenges created by the pandemic, the Company was able to sustain a high level of financial performance and make progress against several long-term objectives in 2020. Included among the Company’s highlights in 2020 were the following:
•For the year ended December 31, 2020, we reported operating income and income from continuing operations of $131.4 million and $96.1 million, respectively.
•On a consolidated basis, we reported adjusted EBITDA* of $182.2 million for the year ended December 31, 2020, which translated to an adjusted EBITDA margin* of 16.1%. That return was above the high end of our target range, and represented a 40-basis point year-over-year improvement.
•We reported GAAP EPS for the year ended December 31, 2020 of $1.56 per share, compared to $1.76 per share in the prior year.
•Adjusted EPS* for the year ended December 31, 2020 was $1.67 per share, the second highest adjusted EPS* level in our history, surpassed only by the record $1.79 per share set in the prior year.

•Cash flow from continuing operating activities for the year ended December 31, 2020 was $136.3 million, an increase of $32.9 million, or 32%, over the prior year.
•With the increased operating cash flow, we ended the year with $82 million of cash and $280 million of availability for borrowings under our $500 million credit facility, which was executed in July 2019. The five-year facility can be increased by an additional $250 million for acquisitions.
•With our strong balance sheet, positive operating cash flow, and capacity under our revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2020:
◦Our capital expenditure for 2020 was approximately $30 million, as we continued to make strategic investments for the future by purchasing new machinery and equipment aimed at gaining operating efficiencies, and expanding capacity at several of our production facilities, including our locations in Streator, Illinois, Rugby, North Dakota, Lake Crystal, Minnesota, and Billings, Montana.
◦We have also continued to invest in new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.
◦In June, we completed the acquisition of PWE, a distributor of maintenance and infrastructure equipment covering North Carolina, South Carolina and parts of Tennessee. The acquisition added a third location to our current footprint in this population-dense region which we anticipate will allow us to better serve our customers and accelerate the growth of our aftermarket business.
◦We demonstrated our commitment to returning value to stockholders by paying cash dividends of $19.4 million, and spending $13.7 million repurchasing shares under our authorized repurchase program.
•Our eighty-twenty improvement initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our inaugural annual Sustainability Report in October 2020.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Executive Compensation Program Updates During Fiscal Years 2020 and 2021
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:
•To support the Company’s cost reduction efforts in response to the economic impact of the COVID-19 pandemic, on April 27, 2020, the Committee and each of our NEOs agreed to voluntary reductions in such NEOs’ base salaries for a period of ten consecutive weeks beginning on or around April 16, 2020. As a result of these reductions, for this period, Ms. Sherman’s base salary was reduced by 25%, the base salaries of Messrs. Weber and Hudson were reduced by 22.5%, and the base salaries of Messrs. Fines and DuPré, and Ms. Vinokur were reduced by 20%.
•As an additional measure, effective at the beginning of the third quarter of 2020, the Company rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
•In 2020, the Committee maintained the performance metrics applicable to annual cash incentive awards made under the Federal Signal Corporation Short Term Incentive Bonus Plan (the “STIP”) to be based on financial objectives (weighted at 70%) and individual objectives (weighted at 30%). In 2020, the STIP comprised the following components: earnings (weighted at 55%), EBITDA margin (weighted at 15%), and individual objectives (weighted at 30%).
•In 2020, long-term equity incentive award grants to our NEOs and other Section 16 Officers consisted of the following: 50% PSUs, 25% stock options, and 25% restricted stock awards. The equity mix aligns with market-based executive incentive compensation practices while maintaining alignment of incentive pay with the Company’s long-term focus, goals, and initiatives.

•In setting targets for PSUs granted as part of the annual award in 2020, the Committee retained both a three-year performance period and the applicable performance metrics, i.e., earnings per share from continuing operations (weighted at 75%) and return on invested capital (weighted at 25%).
•The Committee made certain changes to the Company’s peer group for 2020 to more closely align with changes to the Company’s revenue and mix of businesses, and position the Company closer to peer group median with respect to revenue and market capitalization.
•In considering NEO base salaries for 2021, the Committee intends to continue to evaluate and weigh Company and individual performance, level of responsibility and actual salary compared to the targeted level. However, the Committee has delayed any decisions relating to NEO base salaries for 2021 until the second quarter of 2021, as it intends to gather additional data on market-based compensation practices, taking into account the pandemic. The base salaries of our executive officers are generally targeted at the 50th percentile of competitive market data.
•In considering the design of the STIP for 2021, the Committee decided to again use a combination of financial and individual objectives metrics but decided to reduce the individual objectives metric to 20% (from 30%) and increase the financial metric to 80% (from 70%). The Committee believes that placing greater weight on financial metrics creates the opportunity to more effectively drive stockholder value.
•In considering the design of long-term incentive awards for 2021, the Committee decided to retain the same methodology that was used in 2020.

Current Measures of Performance and Time Horizons

One Year
Three Years
Ten Years
Cash Bonus (STIP)
•Earnings (55%)
•EBITDA Margin (15%)
•Individual Objectives (30%)
Short-Term
Annual Goals
•Profitability and growth
•Market share
Performance Share Units
•EPS (75%)
•Return on Invested Capital (25%)
Long-Term
3-Year Performance and Vesting Periods
•Profitability and growth
•Shareholder value creation
•Facilitates stock ownership
•Executive retention
Restricted Stock Awards
•Time-Based
Long-Term
3-Year Cliff Vesting
•Executive recruitment
•Executive retention
Stock Options
•Share Price Appreciation
Longer-Term
3-Year Ratable Vesting Period and 10-Year Exercise Period
•Shareholder value creation
•Facilitates stock ownership
•Executive retention

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) include individual performance objectives; (ii) emphasize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:
•Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;
•Total targeted compensation must be competitive, during all business cycles, to attract, motivate and retain experienced executives with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;
•The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;
•Performance should be evaluated holistically and include assessment of objectives relative to applicable Environmental, Social and Governance risk and metrics;
•Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and
•Equity ownership and holding requirements align the interests of executives with the interests of stockholders and help build long-term value.
Our independent compensation consultant, WTW, assisted us in a 2020 survey of compensation practices of comparator peer companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term value creation.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:
•Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;
•Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;
•Establishes performance goals for our President and CEO and oversees the establishment of performance goals for our other executive officers and for each business unit;
•Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;
•Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;
•Reviews our President and CEO’s annual succession planning report and executive development recommendations for her direct reports;
•Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and
•Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our President and CEO, who in turn reviews the performance of each of our other executive officers and then presents the recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. The compensation of our President and CEO is determined solely by the Committee, using market data provided by the Committee’s independent compensation consultant and meeting in executive session without her present.
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:
•Base salary;
•Annual cash incentives;
•Long-term equity incentives;
•Retention bonuses;
•Retirement, health and welfare benefits; and
•Perquisites.
Our programs allow us to balance individual and Company goals and achievements in determining executive pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive’s position and level of responsibility. At-risk compensation includes PSUs, stock options and cash incentives. In 2020, approximately 65% of our President and CEO’s total target compensation was at-risk, and approximately 52% of our other NEOs’ total compensation was at-risk.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. On average, the base salaries of our executives are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2020, the annual base salaries of our NEOs ranged from 8% below to 3% above the market midpoint target, excluding Mr. Fines, whose base salary entering the year was negotiated in connection with the Company’s acquisition of TBEI. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors; and (v) length of service.
Annual Cash Incentives
Annual cash incentives may be earned and paid through the STIP, based on the achievement of: (i) one or more financial objectives; and (ii) individual performance. For fiscal year 2020, the financial objectives component represented 70% of the target annual bonus opportunity and the individual performance component comprised the remaining 30%.
In considering the design of the STIP for 2021, the Committee decided to again use a combination of financial and individual performance metrics, but decided to adjust the financial metric to 80% (from 70%) and the individual performance metric to 20% (from 30%). The Committee believes that placing greater weight on financial metrics will create the opportunity to more effectively drive stockholder value, and that it will encourage executives to collaborate across the Company in order to achieve broader Company-wide objectives, in addition to achieving results within a specific business group (“Group”) or business unit (“Business Unit”).
Financial Objectives (70% of target annual bonus opportunity in 2020, changing to 80% in 2021)
Depending on position, the Company’s financial objectives during fiscal year 2020 were based on a combination of target consolidated earnings and EBITDA margin for the Company and its subsidiaries and, in some cases, the relevant Group or Business Unit as depicted in the following table:

(Percentages are of total target annual bonus opportunity)	Company Financial Performance	Group Financial Performance	Business Unit Financial Performance
President and CEO	70%	N/A	N/A
Senior Vice President and COO	70%	N/A	N/A
Senior Vice President and CFO	70%	N/A	N/A
Vice President and General Manager, TBEI	N/A	N/A	70%
Vice President and General Counsel	70%	N/A	N/A
Vice President, Treasurer and Corporate Development	56%	N/A	14%
For fiscal year 2020, the Committee elected to use two metrics for the financial objective component: (i) an earnings measure, weighted at 55% of the target annual bonus opportunity; and (ii) EBITDA margin, weighted at 15% of the target annual bonus opportunity.
In considering the design of the STIP for 2021, the Committee decided to again use a combination of financial and individual objectives metrics but decided to adjust the financial metric to 80% (from 70%) and the individual objectives metric to 20% (from 30%). For fiscal year 2021, the financial metric will consist of an earnings component, weighted at 60% of the overall opportunity, and an EBITDA margin component, weighted at 20%. The following chart outlines the components of the STIP for fiscal year 2021:

Component	Company Level	Group and Business Unit Level
Earnings (60% of the target annual bonus opportunity)	Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.	Based on operating income, thereby excluding income taxes, interest expense and other non-operating income/expense, none of which are generally impacted by participants at this level.
Based on EBITDA.
EBITDA Margin (20% of the target annual bonus opportunity)	Based on the ratio of EBITDA divided by total net sales.
Target goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The pre-set percentage for each executive is based on competitive market data. For 2020 and 2021 STIP, threshold level of performance against the financial targets pays out at 33% of target, target level of performance against the financial targets pays out at 100% of target, and maximum level of performance against the financial targets pays out at 200% of target (i.e., for a total of 160% of target annual bonus opportunity in 2021). If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award earned is interpolated on a straight-line basis between the end-points.
Individual Objectives (30% of target annual bonus opportunity in 2020, changing to 20% in 2021)
The remaining target annual bonus opportunity (30% in 2020; 20% in 2021) is based on the achievement of individual objectives, consisting of an individual performance goals rating and a competencies rating. Performance is measured by the numerical scores the executive receives in the annual performance appraisal process. Based on an assessment of performance and contributions to the Company, an individual has the opportunity to earn to up to 200% of the individual objective target (i.e., for a total of 40% of target annual bonus opportunity in 2021). We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.

Determination of STIP achievement and “clawback” policies
Based on the aggregation of the two components, participants may earn up to 200% of their target annual bonus opportunity. Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
The Committee believes our annual cash incentive design motivates individuals and ensures accountability. At the same time, the Committee retains broad discretion to adjust or discontinue annual cash incentives on an annual basis to accommodate changing market conditions and Company objectives. Typically, in February of each year, the Committee determines the annual cash incentive awards, if any, based upon prior-year performance. Payouts generally occur in March.
Annual cash incentive payments are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, a Section 16 Officer must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results. STIP payments are also subject to applicable SEC clawback rules which may be adopted from time to time.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive awards are designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed herein under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with three components, i.e., PSUs, stock options and restricted stock awards. Since 2017, 50% of the overall value of the long-term incentive awards has been granted as PSUs; 25% has been granted as stock options and the remaining 25% has been granted as restricted stock.
PSUs are earned only if the Company achieves performance targets tied to two key financial metrics — EPS from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are relevant measures because they most directly affect long-term stock price appreciation.
PSU awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards from 50% at threshold level of performance, to 100% at target level of performance, and to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
If the Company does not achieve a threshold level of performance for each metric measured independently, no PSUs are earned and no shares are issued with respect to the corresponding percentage of the award tied to that metric. This structure advances our compensation philosophy by strengthening the link between the long-term interests of our executives and stockholders. These awards are valued using the closing price of our common stock on the grant date at target level of performance.
Stock options have value only if our share price appreciates and vest ratably over a three-year period measured from the date of grant.
Restricted stock awards cliff vest three years from the grant date.
Long-term equity incentive awards are subject to clawback in accordance with applicable rules that may be adopted by the SEC from time to time.

The table below illustrates the mix of our annual equity awards that have been used since 2017. The Committee decided to retain the same equity mix in 2021:

Compensation Elements	Mix	Primary Financial Metric(s)
PSUs (1)	50%	EPS from Continuing Operations (75%); and ROIC (25%)
Stock Options (2)	25%	Stock Price
Restricted Stock	25%	N/A
(1)For PSUs granted in fiscal year 2018, the performance period was the three-year period ended on December 31, 2020. Based on actual results over the performance period, shares were earned at 156% of target. In the first quarter of 2021, earned shares were issued to recipients who were employed by the Company on December 31, 2020. For PSUs granted as part of the annual incentive award in fiscal years 2019 and 2020, the performance period was also set at three years such that actual performance will be determined at the end of fiscal years 2021 and 2022, respectively.
(2)In our view, stock options are inherently at-risk because they only have value if share price increases over grant date value.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award time-based restricted stock awards or units to certain executives, new hires, executives being promoted, and international employees in particular, in substitution for or in addition to one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific executive and country at issue.
Executive Stock Ownership Requirements
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Guidelines”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Guidelines. We believe executive equity ownership plays a crucial role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements for Company executives. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value) and is measured annually.

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary
Executive officers are required to hold, and are not permitted to sell, shares of Company stock prior to achieving their target ownership levels and must maintain their target ownership levels thereafter. Sales of Company stock held in the Retirement Savings Plan are excluded from this restriction. All stock owned outright by the executive (or by an immediate family member), unvested restricted stock, earned PSUs, and shares owned in the Retirement Savings Plan are counted towards satisfaction of the ownership requirements. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not affect that determination.
Except in limited situations, executives are not permitted to sell shares prior to achieving their ownership target. However, an executive may tender shares to: (i) satisfy withholding taxes upon the vesting of restricted stock shares, PSUs or exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options.
After an executive officer has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options or shares of restricted stock that are subject to a vesting schedule (over and above target ownership level) for at least two years from the date of vesting.
Because of our pre- and post-target holding requirements, there is no minimum time to reach target ownership level. As of December 31, 2020, the earned equity holdings of Ms. Sherman, Mr. Hudson, Mr. DuPré and Ms. Vinokur

exceeded our target ownership levels. Messrs. Weber and Fines joined the Company in January 2018 and June 2017, respectively, and they continue to make progress towards achieving their target ownership levels.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Additional Information about Director Compensation” under the heading “Director Stock Ownership Guidelines.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our published Insider Trading Policy, we prohibit directors, officers, employees and certain of their family members and other individuals from, among other things: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, officers and other “insiders” are also prohibited during certain blackout periods.
Per our Insider Trading Policy, we also prohibit all directors, officers and employees from engaging in certain speculative trading activities with regard to Company stock including but not limited to hedging Company stock, selling Company stock “short,” holding Company securities in a margin account, pledging Company stock, and buying or selling puts or calls or other derivative securities related to Company stock.
Our Insider Trading Policy is published on our website at www.federalsignal.com.
Retention Bonuses
The Committee maintains the discretion and flexibility to grant retention bonuses on a case-by-case basis in accordance with our compensation philosophy and to incentivize executives to remain employed with the Company, including for on-boarding key executives in connection with acquisitions. For example, in connection with the acquisition of TBEI in 2017, the Company agreed to pay Mr. Fines a retention bonus in the amount of $250,000, less taxes and withholdings, should he remain employed with the Company through June 2, 2020. As Mr. Fines satisfied this requirement, the retention bonus was paid in 2020.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
The majority of our U.S. employees, including all of our NEOs, participate in our Retirement Savings Plan, a qualified, 401(k) defined contribution plan. The Retirement Savings Plan includes both a matching component and an additional service-based Company contribution, providing an opportunity for enhanced benefits. Effective beginning January 1, 2018, eligible employees receive a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. In addition, the Company makes an annual contribution of between 0.5% and 3%, depending on a participant’s years of service. The service-based contribution may be made to the Retirement Savings Plan or the Company’s Savings Restoration Plan.
One of our NEOs, Mr. Fines, who joined the Company in connection with the acquisition of TBEI, previously participated in the legacy 401(k) plan of the acquired entity (the “TBEI 401(k) Plan”) until it merged with the Retirement Savings Plan effective January 1, 2020. Prior to January 1, 2020, under the TBEI 401(k) Plan, eligible employees received a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. The TBEI 401(k) Plan did not include a service-based contribution, and did not consider cash-based incentive compensation for employee contributions or company-matching purposes, until it merged with the Retirement Savings Plan.

For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the Retirement Savings Plan. All of our NEOs participated in the Savings Restoration Plan during 2020.

Certain employees, including one of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan on December 31, 2006 and wage increases froze on December 31, 2016. Accordingly, the plan is considered to be fully frozen.
Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Matching Gifts
We match donations made by an employee or director to eligible charitable organizations, up to a total of $1,500 per year. The Company’s aggregate matching contribution is capped at $100,000 per year.
Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:
•airline club memberships;
•auto allowances; and
•life insurance.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2020.
Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2020, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level.
The table below sets forth base salary information for each of our NEOs for fiscal years 2019 through 2020.

Name	2019 Annual Base Salary	2020 Annual Base Salary (1)	Revised 2020 Annual Base Salary (2)
Jennifer L. Sherman	$780,637	$850,894	$827,475
Mark D. Weber	$472,500	$500,000	$485,825
Ian A. Hudson	$397,440	$425,000	$413,077
Robert E. Fines	$400,000	$420,000	$410,000
Daniel A. DuPré	$326,359	$350,000	$340,209
Svetlana Vinokur	$291,490	$300,100	$291,490
(1)To support the Company’s cost reduction efforts in response to the economic impact of the COVID-19 pandemic, on April 27, 2020, the Committee and each of our NEOs agreed to voluntary reductions in such NEOs’ base salaries for a period of ten consecutive weeks beginning on or around April 16, 2020. As a result of these reductions, for this period, Ms. Sherman’s base salary was reduced by 25%, the base salaries of Messrs. Weber and Hudson were reduced by 22.5%, and the base salaries of Messrs. Fines and DuPré, and Ms. Vinokur were reduced by 20%.
(2)As an additional measure, effective at the beginning of the third quarter of 2020, the Company rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
In considering NEO base salaries for 2021, the Committee intends to continue to evaluate and weigh Company and individual performance, level of responsibility and actual salary compared to the targeted level. However, the Committee has delayed any decisions relating to NEO base salaries for 2021 until the second quarter of 2021, as it intends to gather additional data on market-based compensation practices, taking into account the pandemic. The base salaries of our executive officers are generally targeted at the 50th percentile of competitive market data.
Annual Cash Incentive Payments
Financial-Based Incentive Compensation
For fiscal year 2020, the financial-based metric consisted of an earnings component, weighted at 55% of the total opportunity, and an EBITDA margin component, weighted at 15%. We measured the earnings component at the Company level based on consolidated income before income taxes. At the Group and Business Unit level, we measured earnings based on operating income or EBITDA. In doing so, the Committee excluded items such as income taxes and interest expense, which generally are not impacted by the performance of executives whose award includes a Group or Business Unit earnings component. We measured the EBITDA margin component at the

Company, Group and Business Unit level as the sum of earnings, interest expense, tax expense, depreciation and amortization expense divided by net sales.
The threshold, target and maximum goals relating to the financial-based incentives at the Company level are set forth below.

	Threshold	Target	Maximum
Earnings ($ in millions)	$129.2	$152.4	$170.4
EBITDA margin %	14.7%	15.7%	17.0%
In determining the payout percentage associated with the financial-based incentives, the Committee considered a     number of factors including (i) the Company’s overall financial performance relative to targets that were established prior to the outbreak of the pandemic, (ii) the Company’s financial performance relative to other companies within its peer group, and (iii) the Company’s overall response to the pandemic, including cost-saving actions that were taken in response, such as the salary reductions and other actions described above. After considering these factors, and in part in recognition of achieving the second highest adjusted EPS level in the Company’s history in 2020, the Committee determined a payout percentage of 95% of target for the financial-based incentives at the Company level.
All of Mr. Fines’ total target financial-based incentive and a portion of Ms. Vinokur’s total target financial-based incentive are tied to business unit performance. For the applicable business units, the Committee determined payout percentages of 165% of target and 61% of target, respectively.
Aggregate Targets and Actual Incentive Compensation
The table below sets forth target annual bonus opportunities under our STIP for each of our NEOs for fiscal year 2020.
2020 — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Jennifer L. Sherman	100%	$595,626	$255,268	$850,894
Mark D. Weber	70%	$245,000	$105,000	$350,000
Ian A. Hudson	65%	$193,375	$82,875	$276,250
Robert E. Fines	50%	$147,000	$63,000	$210,000
Daniel A. DuPré	50%	$122,500	$52,500	$175,000
Svetlana Vinokur	40%	$84,028	$36,012	$120,040
The annual incentive bonuses awarded to our NEOs for fiscal year 2020 performance under the applicable financial and individual performance-based measures are shown below.
2020 — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Group or Business Unit Performance	Payment Based on Individual Performance	Total STIP Payment
Jennifer L. Sherman	$565,845	$—	$510,536	$1,076,381
Mark D. Weber	$232,750	$—	$210,000	$442,750
Ian A. Hudson	$183,706	$—	$165,750	$349,456
Robert E. Fines	$—	$242,550	$126,000	$368,550
Daniel A. DuPré	$116,375	$—	$91,875	$208,250
Svetlana Vinokur	$63,861	$10,252	$54,018	$128,131
For fiscal year 2021, the annual cash incentive awards will again consist of financial and individual objective metrics but will be adjusted to 80% and 20%, respectively, from 70% and 30%, respectively. The financial metric will consist of an earnings component, weighted at 60% of the overall opportunity, and an EBITDA margin component, weighted at 20%.

Long-Term Equity Incentives
In 2020, the Committee granted long-term equity incentive awards in the form of options, PSUs, and time-based restricted stock as specified below:
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. Fines, Mr. DuPré, and Ms. Vinokur were granted options to purchase 81,210; 24,364; 20,859; 10,616; 11,942; and 5,891 shares of our common stock, respectively, at an exercise price of $27.80 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. Fines, Mr. DuPré, and Ms. Vinokur were granted PSUs of 45,864; 13,759; 11,781; 2,998; 6,745; and 3,328, respectively. Each PSU represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending December 31, 2022. These awards are subject to vesting requirements that require each recipient to remain employed through the end of the performance period.
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. Fines, Mr. DuPré, and Ms. Vinokur were granted restricted stock awards of 22,931; 6,879; 5,890; 2,997; 3,372; and 1,663, respectively. The restricted stock awards cliff vest in full on the third anniversary of the grant date, subject to continued employment.
Independent Compensation Consultant
For fiscal year 2020, WTW assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. WTW also participated in select Committee meetings. The aggregate fees paid to WTW for executive compensation services in fiscal year 2020 totaled $65,667. WTW also provided pension and benefit consulting and other services to the Company during fiscal year 2020 at the request of Company management. The aggregate fees for the additional services totaled $135,781. The Committee discussed the independence of WTW and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from WTW that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
The Committee determined that WTW was independent based in part on the following:
•The total fees paid to WTW of $201,448 represented approximately 0.002% of its revenue for its 2020 fiscal year-end of $9.0 billion;
•There is no overlap between the WTW team that provided services to the Committee and the WTW team that provided the additional services;
•No member of the WTW team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;
•WTW prohibits compensation consultants from owning stock in any company it advises; and
•There are no business or personal relationships between WTW or any member of WTW’s team and any member of the Committee, the Board or any NEO.
After its review, the Committee retained WTW as the Company’s independent compensation consultant for 2021.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Committee, with the assistance of WTW, reviews and updates the Company’s peer group biennially and as needed to better align our business with relevant comparator companies.
In October 2019, WTW assisted the Committee in making additional changes to the Company’s peer group for 2020 to more closely align with changes to the Company’s revenue and mix of businesses, and position the Company closer to peer group median with respect to revenue and market capitalization. The peer group used in 2020 was generally consistent with peer groups established for us by certain proxy advisory firms.

2020 Peer Group Companies
• Alamo Group Inc.	• Franklin Electric Co., Inc.
• Altra Industrial Motion Corp.	• Graco Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Barnes Group Inc.	• MSA Safety Incorporated
• Blue Bird Corporation	• REV Group, Inc.
• Brady Corporation	• Standex International Corporation
• Columbus McKinnon Corporation	• Tennant Company
• Douglas Dynamics, Inc.	• The Manitowoc Company, Inc.
• Enerpac Tool Group Corp. (formerly Actuant Corp.)	• TriMas Corporation
• EnPro Industries, Inc.	• Wabash National Corporation
• ESCO Technologies Inc.
The Company anticipates using this same peer group in 2021.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:
•Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and
•Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).
This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contained an exception for certain “qualifying performance-based” compensation. The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) expanded the definition of covered employees by expressly including the CFO and provided that, if an individual was a covered employee during any taxable year beginning on or after January 1, 2017, the individual is a covered employee for all subsequent years, even after the individual terminates employment. The 2017 Tax Act also eliminated the “qualifying performance-based” compensation exception, beginning in 2018. Accordingly, the annual cash incentive awards, stock options and PSUs granted in 2018 and later years will no longer qualify for this exception (base salary, and time-based restricted stock/units by their nature have never qualified as performance-based compensation). Following the enactment of the 2017 Tax Act, the Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements around tax deductibility, to achieve its goal to provide compensation programs that are consistent with its executive compensation philosophy.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
Richard R. Mudge
William F. Owens
John L. Workman
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
To support the Company’s cost reduction efforts in response to the economic impact of the COVID-19 pandemic, the Committee took a number of actions in 2020 which impacted the base salaries of our NEOs.
On April 27, 2020, the Committee and each of our NEOs agreed to voluntary reductions in such NEOs’ base salaries for a period of ten consecutive weeks beginning on or around April 16, 2020. As a result of these reductions, for this period, Ms. Sherman’s base salary was reduced by 25%, the base salaries of Messrs. Weber and Hudson were reduced by 22.5%, and the base salaries of Messrs. Fines and DuPré, and Ms. Vinokur were reduced by 20%.
In addition, effective at the beginning of the third quarter of 2020, the Company rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
The table below sets forth information concerning compensation paid to or accrued by our NEOs during the last three fiscal years, except with respect to Ms. Vinokur who was not an NEO in 2018 or 2019.
Summary Compensation Table for Fiscal Years 2018 through 2020

Name and Principal Position	Year	Salary (1) (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Jennifer L. Sherman, President and CEO	2020	$783,158	$—	$1,912,501	$637,499	$1,076,381	$87,342	$194,440	$4,691,321
	2019	$768,809	$—	$1,725,001	$574,995	$1,421,150	$85,332	$194,012	$4,769,299
	2018	$702,975	$—	$1,612,488	$537,506	$1,419,340	$—	$156,037	$4,428,346
Mark D. Weber, Senior Vice President and COO	2020	$464,892	$—	$573,736	$191,257	$442,750	$—	$104,946	$1,777,581
	2019	$468,750	$—	$449,985	$150,011	$602,130	$—	$100,917	$1,771,793
	2018	$432,981	$—	$374,984	$125,016	$562,560	$—	$44,636	$1,540,177
Ian A. Hudson, Senior Vice President and CFO	2020	$394,523	$—	$491,254	$163,743	$349,456	$—	$76,141	$1,475,117
	2019	$392,533	$—	$393,741	$131,253	$470,301	$—	$70,934	$1,458,762
	2018	$360,000	$—	$318,754	$106,245	$478,400	$—	$55,783	$1,319,182
Robert E. Fines, Vice President and General Manager, TBEI	2020	$392,808	$250,000	$166,661	$83,336	$368,550	$—	$35,881	$1,297,236
	2019	$400,000	$—	$149,986	$50,007	$361,500	$—	$27,730	$989,223
	2018	$400,000	$—	$194,392	$44,999	$120,000	$—	$21,818	$781,209
Daniel A. DuPré, Vice President and General Counsel	2020	$326,581	$—	$281,253	$93,745	$208,250	$—	$54,743	$964,572
	2019	$322,801	$—	$224,979	$75,014	$284,830	$—	$54,579	$962,203
	2018	$298,378	$—	$168,737	$56,263	$253,920	$—	$45,991	$823,289
Svetlana Vinokur, Vice President, Treasurer and Corporate Development	2020	$281,856	$—	$138,749	$46,244	$128,131	$—	$41,481	$636,461
(1)The salaries of each of our NEOs shown in the table above for 2020 reflect the reductions described above.
(2)Includes amounts deferred into the Retirement Savings Plan and the Federal Signal Corporation Savings Restoration Plan (the “Savings Restoration Plan”), a non-qualified deferred compensation plan. In 2020, our NEOs contributed the following amounts to the Retirement Savings Plan: Ms. Sherman, $26,000; Mr. Weber, $20,750; Mr. Hudson, $19,500; Mr. Fines, $26,000; Mr. DuPré, $26,000; and Ms. Vinokur, $19,500. Information relating to our NEOs’ deferrals into the Savings Restoration Plan is detailed within “Post Retirement Benefits” included in the section titled “Executive Compensation”.
(3)In connection with the acquisition of TBEI in 2017, the Company agreed to pay Mr. Fines a retention bonus in the amount of $250,000, less taxes and withholdings, should he remain employed with the Company through June 2, 2020. As Mr. Fines satisfied this requirement, the retention bonus was paid in 2020.
(4)The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and PSUs, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading

“Long-Term Equity Incentives.” Restricted stock awards and PSUs granted in fiscal years 2018, 2019, and 2020 were valued at the closing price of our common stock on the grant date, resulting in grant date values of $23.14, $27.29, and $27.80, respectively. The PSU awards granted in 2018, 2019, and 2020 each utilized an EPS metric weighted at 75% and an ROIC metric weighted at 25%, over a three-year performance period. For the PSUs granted in fiscal year 2018, the performance period was the three-year period ending on December 31, 2020. Based on actual results over the performance period, shares were earned at 156% of target. Earned shares were issued to recipients who were employed by the Company on December 31, 2020.
(5)The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the sections titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” and “Compensation Discussion and Analysis — Setting Actual Compensation for Our NEOs.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $7.85 for options granted on May 8, 2020; $8.48 for options granted on May 6, 2019 and $7.17 for options granted on May 10, 2018. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 15 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021.
(6)Reflects annual cash incentive payments for the year ended December 31, 2020. For a description of these incentive awards, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives”. Includes the following amounts which NEOs elected to defer into the Retirement Savings Plan and Savings Restoration Plan upon receiving the cash payout in 2021:

	Deferred into Retirement Savings Plan	Deferred into Savings Restoration Plan
Jennifer L. Sherman	$—	$193,749
Mark D. Weber	$12,418	$22,138
Ian A. Hudson	$13,476	$24,462
Robert E. Fines	$9,092	$40,541
Daniel A. DuPré	$8,868	$41,650
Svetlana Vinokur	$11,532	$11,532
(7)Reflects the actuarial increase in the present value of NEO benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for Ms. Sherman, the only NEO that participates in the Company’s pension plan, increased by $87,342 in 2020. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings or losses on externally managed investments of employees participating in the Retirement Savings Plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.
(8)All other compensation in fiscal year 2020 includes the following aggregate perquisites and other items:

All Other Compensation	Jennifer L. Sherman	Mark D. Weber	Ian A. Hudson	Robert E. Fines	Daniel A. DuPré	Svetlana Vinokur
Auto Allowance	$13,800	$11,400	$11,400	$9,000	$9,000	$9,000
Retirement Savings Plan Contributions	$5,204	$11,400	$11,400	$11,400	$8,464	$10,270
Savings Restoration Plan Contributions	$152,681	$76,270	$47,224	$12,635	$34,109	$20,024
Dividend income (a)	$21,537	$5,138	$5,496	$1,928	$2,660	$1,732
Other items (b)	$1,218	$738	$621	$918	$510	$455
Total	$194,440	$104,946	$76,141	$35,881	$54,743	$41,481
(a)    Represents dividend income on unvested restricted stock.
(b)    For Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. Fines, Mr. DuPré, and Ms. Vinokur, amounts stated are for life insurance premium payments. In 2019, Ms. Sherman and Mr. Weber were reimbursed by the Company for membership in the United Airlines United Club. Due to the COVID-19 pandemic, their membership was extended through 2020 at no charge by United Airlines.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2020.
Grants of Plan-Based Awards in Fiscal Year 2020

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Sherman		$280,795	$850,894	$1,701,788	—	—	—	—	—	—	$—
	5/8/20	—	—	—	22,932	45,864	91,728	—	—	—	$1,275,019
	5/8/20	—	—	—	—	—	—	22,931	—	—	$637,482
	5/8/20	—	—	—	—	—	—	—	81,210	$27.80	$637,499
Mark D. Weber		$115,500	$350,000	$700,000	—	—	—	—	—	—	$—
	5/8/20	—	—	—	6,880	13,759	27,518	—	—	—	$382,500
	5/8/20	—	—	—	—	—	—	6,879	—	—	$191,236
	5/8/20	—	—	—	—	—	—	—	24,364	$27.80	$191,257
Ian A. Hudson		$91,163	$276,250	$552,500	—	—	—	—	—	—	$—
	5/8/20	—	—	—	5,891	11,781	23,562	—	—	—	$327,512
	5/8/20	—	—	—	—	—	—	5,890	—	—	$163,742
	5/8/20	—	—	—	—	—	—	—	20,859	$27.80	$163,743
Robert E. Fines		$69,300	$210,000	$420,000	—	—	—	—	—	—	$—
	5/8/20	—	—	—	1,499	2,998	5,996	—	—	—	$83,344
	5/8/20	—	—	—	—	—	—	2,997	—	—	$83,317
	5/8/20	—	—	—	—	—	—	—	10,616	$27.80	$83,336
Daniel A. DuPré		$57,750	$175,000	$350,000	—	—	—	—	—	—	$—
	5/8/20	—	—	—	3,373	6,745	13,490	—	—	—	$187,511
	5/8/20	—	—	—	—	—	—	3,372	—	—	$93,742
	5/8/20	—	—	—	—	—	—	—	11,942	$27.80	$93,745
Svetlana Vinokur		$39,613	$120,040	$240,080	—	—	—	—	—	—	$—
	5/8/20	—	—	—	1,664	3,328	6,656	—	—	—	$92,518
	5/8/20	—	—	—	—	—	—	1,663	—	—	$46,231
	5/8/20	—	—	—	—	—	—	—	5,891	$27.80	$46,244
(1)See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.”
(2)These columns include information regarding PSUs. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of PSUs granted would be earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if actual performance is equal to target (100% of PSUs granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs granted would be earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2020, the performance metrics were EPS from continuing operations weighted at 75% and ROIC weighted at 25%, measured over a three-year performance period. The performance period ends on December 31, 2022.
(3)The grant date fair values are determined in accordance with ASC 718. The fair value of restricted stock awards and PSUs is based on the closing price of our common stock on the grant date, resulting in an estimated fair value of $27.80 for restricted stock and PSUs granted on May 8, 2020. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $7.85 for stock options granted on May 8, 2020.

Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Sherman.
In order to calculate the CEO Pay Ratio for the year ended December 31, 2020, we identified our median employee using the following methodology and material assumptions, adjustments, and estimates:
•We selected December 31, 2020 as our identification date for determining the median of the total annual compensation of all employees because it enabled us to make such identification in a reasonably efficient and economic manner. As of that date, we employed approximately 3,500 individuals. This population consisted of our full-time, part-time employees and contractors. In identifying the median employee, we included 2,672 employees in the United States and 586 employees located outside of the United States. Consistent with applicable guidance, we excluded contractors from our analysis.
•We used a consistently applied compensation measure, comparing the amount of salary or wages, and bonuses as compiled from our payroll records and other internal records. We identified our median employee by consistently applying this compensation measure to all employees included in our employee population base. Such person’s compensation was calculated in accordance with the Summary Compensation Table guidelines.
On this basis, the Company has recalculated the total annual compensation of the median employee and the CEO pay ratio for the year ended December 31, 2020:
•The median of the total annual compensation of all employees of our Company (other than our CEO) was reasonably estimated to be $59,587;
•The total annual compensation of our CEO, as reported in the “Summary Compensation Table” included in the section titled “Executive Compensation”, was $4,691,321; and
•Based on this information, the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 79 to 1.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2020.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)	Market Value of Unvested Shares or Units of Stock (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (4)
Jennifer L. Sherman	5/9/12	68,681	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	50,556	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	33,031	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	44,935	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	177,727	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	66,338	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	49,977	24,989	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	23,228	$770,473	—	$—
	5/6/19	22,602	45,204	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	21,070	$698,892	—	$—
	5/6/19	—	—	—	—	—	—	$—	84,280	$2,795,568
	5/8/20	—	81,210	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	22,931	$760,621	—	$—
	5/8/20	—	—	—	—	—	—	$—	91,728	$3,042,618
Mark D. Weber	5/10/18	11,624	5,812	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	5,401	$179,151	—	$—
	5/6/19	5,897	11,793	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	5,496	$182,302	—	$—
	5/6/19	—	—	—	—	—	—	$—	21,986	$729,276
	5/8/20	—	24,364	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	6,879	$228,176	—	$—
	5/8/20	—	—	—	—	—	—	$—	27,518	$912,772
Ian A. Hudson	5/10/17	2,796	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	4,939	4,939	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	4,591	$152,283	—	$—
	5/6/19	5,160	10,318	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	4,809	$159,515	—	$—
	5/6/19	—	—	—	—	—	—	$—	19,238	$638,124
	5/8/20	—	20,859	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	5,890	$195,371	—	$—
	5/8/20	—	—	—	—	—	—	$—	23,562	$781,552
Robert E. Fines	5/10/18	4,184	2,092	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	1,944	$64,482	—	$—
	5/6/19	1,966	3,931	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	1,832	$60,767	—	$—
	5/6/19	—	—	—	—	—	—	$—	7,328	$243,070
	5/8/20	—	10,616	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	2,997	$99,410	—	$—
	5/8/20	—	—	—	—	—	—	$—	5,996	$198,887

Daniel A. DuPré	5/9/12	8,227	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	5,427	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	3,477	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	4,356	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	14,812	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	6,923	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	5,231	2,616	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	2,430	$80,603	—	$—
	5/6/19	2,949	5,897	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	2,748	$91,151	—	$—
	5/6/19	—	—	—	—	—	—	$—	10,992	$364,605
	5/8/20	—	11,942	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	3,372	$111,849	—	$—
	5/8/20	—	—	—	—	—	—	$—	13,490	$447,463
Svetlana Vinokur	5/5/16	5,332	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	4,194	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	4,184	2,092	—	$23.14	5/10/28	—	$—	—	$—
	5/10/18	—	—	—	—	—	1,944	$64,482	—	$—
	5/6/19	1,794	3,588	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	1,671	$55,427	—	$—
	5/6/19	—	—	—	—	—	—	$—	6,688	$221,841
	5/8/20	—	5,891	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	1,663	$55,162	—	$—
	5/8/20	—	—	—	—	—	—	$—	6,656	$220,780
(1)Stock options vest ratably (i.e., one-third annually) over three years from the grant date.
(2)We use the closing price for our common stock, as reported by the NYSE, on the grant date to determine the exercise price of stock options.
(3)The restricted stock grants to Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. Fines, Mr. DuPré, and Ms. Vinokur in May 2018, May 2019, and May 2020, vest in full on the third anniversary of the grant date, subject to continued employment.
(4)Based on the closing price of our common stock on December 31, 2020 of $33.17 per share.
(5)The PSUs granted on May 6, 2019 and May 8, 2020 are earned only if the threshold is met for the applicable performance period. Any earned shares vest at the end of the performance period. Amounts reflected in this column assume PSUs are earned at the maximum performance level (200% of target).
Option Exercises and Stock Vested in Fiscal Year 2020
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Jennifer L. Sherman	—	—	95,701	$3,049,657
Mark D. Weber	—	—	16,854	$559,047
Ian A. Hudson	—	—	20,762	$667,622
Robert E. Fines	—	—	60,546	$2,008,311
Daniel A. DuPré	—	—	10,008	$318,954
Svetlana Vinokur	10,171	$160,591	8,271	$262,519
(1)These columns relate to shares that vested on December 31, 2020 pursuant to PSUs granted in fiscal year 2018, and were earned at 156% of target, and shares that vested in fiscal year 2020 pursuant to restricted stock awards granted in fiscal year 2017. For Mr. Fines, the amounts also include shares that vested on December 31, 2020 pursuant to a PSU agreement entered into in connection with the Company’s acquisition of TBEI. Such PSUs were earned at 133% of target.

(2)For the PSUs which vested on December 31, 2020, the value realized on vesting shown in the table above uses the closing price of our common stock on the vesting date ($33.17 per share). The closing price of our common stock on the date that the related shares were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, was $37.98 per share.
Post Retirement Benefits
Pension Benefits Table for Fiscal Year 2020
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2020
Jennifer L. Sherman	FSC Retirement Plan	11.00	$535,456	$—
Mark D. Weber	—	—	—	—
Ian A. Hudson	—	—	—	—
Robert E. Fines	—	—	—	—
Daniel A. DuPré	—	—	—	—
Svetlana Vinokur	—	—	—	—
(1)The FSC Retirement Plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.
The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman is the only NEO that participates in this defined benefit retirement plan. The annual pension earned is equal to 50% of average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, multiplied by the number of years of credited service (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the “Summary Compensation Table” included in the section titled “Executive Compensation”. Ms. Sherman is eligible to retire under this plan at age 55, after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2020
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Savings Restoration Plan. The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007.
Savings Restoration Plan

Name	Executive Contributions in 2020 (1)	Registrant Contributions in 2020 (2)	Aggregate Earnings in 2020 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End
Jennifer L. Sherman	$348,852	$152,681	$668,429	$—	$4,289,471
Mark D. Weber	$48,372	$76,270	$49,057	$—	$351,635
Ian A. Hudson	$54,662	$47,224	$89,136	$—	$557,551
Robert E. Fines	$34,747	$12,635	$19,831	$—	$93,934
Daniel A. DuPré	$94,245	$34,109	$166,095	$—	$776,958
Svetlana Vinokur	$37,480	$20,024	$29,503	$—	$226,475
(1)Includes amounts deferred from 2020 salary, as disclosed in the “Salary” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”, in addition to amounts of annual cash incentive payments for the year ended December 31, 2019 which NEOs elected to defer into the Savings Restoration Plan upon receiving the cash payout in 2020, as outlined in the table below:

	2020 Salary	2019 Non-Equity Incentive Plan Compensation	Total
Jennifer L. Sherman	$121,468	$227,384	$348,852
Mark D. Weber	$18,265	$30,107	$48,372
Ian A. Hudson	$21,741	$32,921	$54,662
Robert E. Fines (4)	$34,747	$—	$34,747
Daniel A. DuPré	$51,520	$42,725	$94,245
Svetlana Vinokur	$19,870	$17,610	$37,480
(2)Amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.
(3)Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the “Summary Compensation Table” included in the section titled “Executive Compensation”.
(4)The TBEI 401(k) Plan in which Mr. Fines was a participant during 2019 did not consider cash-based incentive compensation for employee contributions or company-matching purposes until it merged with the Retirement Savings Plan effective January 1, 2020. As a result, no amount of Mr. Fines’s annual cash incentive payment for the year ended December 31, 2019 was deferred into the Savings Restoration Plan during 2020.
The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, the Retirement Savings Plan, but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.
Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2020. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are generally conditioned upon an NEO’s compliance with the following:
•Execution of a general release;
•Non-disclosure of confidential information to a third-party;
•Non-competition with our Company for 12 months; and
•Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.

In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO as of December 31, 2020, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Prior to June 2, 2020, Mr. Fines’ severance entitlement was governed by an Amended and Restated Non-Competition and Severance Agreement dated September 30, 2015, as amended effective November 10, 2017. After the expiration of that agreement on June 2, 2020, Mr. Fines became eligible to participate in the Executive General Severance Plan.
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:
•Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;
•Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;
•For Tier I, II and III executives, continuation of health and welfare benefits for up to 12, 9 or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code); and
•Right to exercise vested options within three months from date of termination (unvested options, PSUs, restricted stock awards and restricted stock units are forfeited).
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement
Upon retirement, payments to NEOs include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:
•The right to exercise vested options until the earlier of the expiration date or up to five years from date of termination; and
•Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:
•Accrued and unpaid base salary through the date of termination of employment;
•Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;
•Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•Immediate vesting of PSUs, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment; and
•Pro-rata payment of STIP at target for the current performance period.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Executive Incentive Compensation Plan provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control.” Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:
•Payment of any accrued and unpaid salary through the date of termination and pro-rated annual cash incentive bonus target;
•A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;
•A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;
•Immediate vesting and lapse of restrictions on all equity-based long-term incentives;
•Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and
•Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.
Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:
•Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;
•Replacement of the majority of the directors during any period of 24 consecutive months;
•Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;
•Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or
•Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by each NEO.
Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as set forth below:
•We assumed the executive was in his or her role as of December 31, 2020;
•We assumed the executive’s termination date was December 31, 2020;
•When applicable, we used the closing price of our common stock on December 31, 2020, which was $33.17; and
•When applicable, we assumed the executives were subject to a 37% federal tax rate, 4.95% state tax rate, 1.45% Medicare tax rate, and an additional 0.9% Medicare tax.

Potential Post-Employment Payments in Effect as of December 31, 2020
President and CEO — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$1,654,950	$—	$—	$—	$—	$4,964,849
Pro-Rata Bonus	$827,475	$827,475	$827,475	$—	$—	$827,475
Stock Options	$—	$952,537	$952,537	$—	$952,537	$952,537
Restricted Stock	$—	$2,229,986	$2,229,986	$—	$2,229,986	$2,229,986
Performance Shares	$—	$1,438,959	$1,438,959	$—	$2,919,093	$2,919,093
Life Insurance	$1,218	$—	$—	$—	$—	$1,218
Medical Benefits	$18,064	$—	$—	$—	$—	$54,192
Dental Benefits	$378	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$2,607,724
Other	$—	$—	$—	$—	$—	$—
Total	$2,502,085	$5,448,957	$5,448,957	$—	$6,101,616	$14,557,452
(1)Ms. Sherman’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 3.00 times the sum of her base salary and her bonus at target.
Senior Vice President and COO — Mark D. Weber (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (2)	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$—	$—	$—	$—	$—	$2,469,448
Pro-Rata Bonus	$—	$340,078	$340,078	$—	$—	$340,078
Stock Options	$—	$258,472	$258,472	$—	$258,472	$258,472
Restricted Stock	$—	$589,630	$589,630	$—	$589,630	$589,630
Performance Shares	$—	$395,221	$395,221	$—	$821,024	$821,024
Life Insurance	$—	$—	$—	$—	$—	$738
Medical Benefits	$—	$—	$—	$—	$—	$54,192
Dental Benefits	$—	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$—	$1,583,401	$1,583,401	$—	$1,669,126	$4,533,960
(1)Mr. Weber’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.
(2)Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO, as of December 31, 2020, Mr. Weber was not eligible to participate in the Executive General Severance Plan.

Senior Vice President and CFO — Ian A. Hudson (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$681,577	$—	$—	$—	$—	$2,037,914
Pro-Rata Bonus	$268,500	$268,500	$268,500	$—	$—	$268,500
Stock Options	$—	$222,221	$222,221	$—	$222,221	$222,221
Restricted Stock	$—	$507,169	$507,169	$—	$507,169	$507,169
Performance Shares	$—	$342,967	$342,967	$—	$709,838	$709,838
Life Insurance	$621	$—	$—	$—	$—	$621
Medical Benefits	$18,064	$—	$—	$—	$—	$54,192
Dental Benefits	$378	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$969,140	$1,340,857	$1,340,857	$—	$1,439,228	$3,800,833
(1)Mr. Hudson’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.
Vice President and General Manager, TBEI  — Robert E. Fines (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$461,250	$—	$—	$—	$—	$1,230,000
Pro-Rata Bonus	$205,000	$205,000	$205,000	$—	$—	$205,000
Stock Options	$—	$101,105	$101,105	$—	$101,105	$101,105
Restricted Stock	$—	$160,177	$160,177	$—	$160,177	$160,177
Performance Shares	$—	$114,171	$114,171	$—	$220,979	$220,979
Life Insurance	$689	$—	$—	$—	$—	$689
Medical Benefits	$9,344	$—	$—	$—	$—	$24,917
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$676,283	$580,453	$580,453	$—	$482,261	$1,942,867
(1)Mr. Fines’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.

Vice President, General Counsel and Secretary — Daniel A. DuPré (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$382,735	$—	$—	$—	$—	$1,020,628
Pro-Rata Bonus	$170,105	$170,105	$170,105	$—	$—	$170,105
Stock Options	$—	$125,041	$125,041	$—	$125,041	$125,041
Restricted Stock	$—	$283,603	$283,603	$—	$283,603	$283,603
Performance Shares	$—	$196,112	$196,112	$—	$406,034	$406,034
Life Insurance	$383	$—	$—	$—	$—	$383
Medical Benefits	$8,557	$—	$—	$—	$—	$22,819
Dental Benefits	$195	$—	$—	$—	$—	$195
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$561,975	$774,861	$774,861	$—	$814,678	$2,028,808
(1)Mr. DuPré’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.
Vice President, Treasurer and Corporate Development — Svetlana Vinokur (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$306,065	$—	$—	$—	$—	$816,172
Pro-Rata Bonus	$116,596	$116,596	$116,596	$—	$—	$116,596
Stock Options	$—	$73,715	$73,715	$—	$73,715	$73,715
Restricted Stock	$—	$175,071	$175,071	$—	$175,071	$175,071
Performance Shares	$—	$110,744	$110,744	$—	$221,310	$221,310
Life Insurance	$341	$—	$—	$—	$—	$341
Medical Benefits	$8,413	$—	$—	$—	$—	$22,435
Dental Benefits	$184	$—	$—	$—	$—	$184
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$431,599	$476,126	$476,126	$—	$470,096	$1,425,824
(1)Ms. Vinokur’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of her base salary and her bonus at target.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of three independent directors, two of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics; and (iii) systems of internal controls and accounting policies established by the Company’s management and the Board. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm (the Company’s “independent accountants”) to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board.
In 2020, the Board accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent accountants for the year ended December 31, 2020. In connection with this decision, the Audit Committee considered, among other things, Deloitte’s familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, the quality of its communications with the Audit Committee, its ability to provide knowledgeable staff, and its independence, objectivity, expertise, and responsiveness. The Audit Committee also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent accountants. Deloitte has served as the Company’s independent accountants since 2013.
In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls. The Company’s management is responsible for the Company’s internal control over financial reporting, the financial reporting process, and the preparation of the Company’s financial statements. The Audit Committee does not itself prepare the Company’s financial statements or perform audits, and its members are not auditors or certifiers of such financial statements.
The Audit Committee reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 – Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
In addition to its appointment, the Audit Committee is directly responsible for the oversight, compensation (including negotiation of audit fees), and retention of the Company’s independent accountants. The Audit Committee has adopted a policy for the pre-approval of services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves audit services and permitted non-audit services and fees and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting. The Audit Committee regularly monitors the audit, audit-related, tax and other non-audit services provided by the Company’s independent accountants, specifically considering any potential challenges to auditor independence in the short-term and long-term.
In performing its monitoring and oversight function, the Audit Committee has established procedures to receive and track the handling of complaints regarding accounting, internal control and auditing matters. The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with management, the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
AUDIT COMMITTEE
John L. Workman, Chair
Eugene J. Lowe, III
Richard R. Mudge

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2020 and 2019:

Description of Fees ($ in thousands)	2020	2019
Audit Fees (1)	$1,595	$1,699
Audit-Related Fees (2)	$4	$4
Tax Fees (3)	$36	$33
All Other Fees (4)	$—	$—
Total	$1,635	$1,736
(1)These are fees for professional services for: (i) the audit of our annual financial statements in our Form 10-K filing and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)These are fees for professional services with respect to tax compliance, advice and planning. Fees incurred principally relate to review of tax returns and consultation with regard to various tax planning matters.
(4)No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all audit services and permitted non-audit services and fees to be provided by our independent registered public accounting firm. All such services and fees, where applicable, provided by our independent registered public accounting firm during fiscal years 2020 and 2019, were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2020 Annual Meeting, our proposal for NEO compensation received the support of approximately 98% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns with the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including PSU awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:
•To support our cost reduction efforts in response to the economic impact of the COVID-19 pandemic, on April 27, 2020, our Compensation and Benefits Committee and each of our NEOs agreed to voluntary reductions in such NEOs’ base salaries for a period of ten consecutive weeks beginning on or around April 16, 2020. As a result of these reductions, for this period, Ms. Sherman’s base salary was reduced by 25%, the base salaries of Messrs. Weber and Hudson were reduced by 22.5%, and the base salaries of Messrs. Fines and DuPré, and Ms. Vinokur were reduced by 20%.
•As an additional measure, effective at the beginning of the third quarter of 2020, we rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
•Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders and our awards are comprised of PSUs (50%), which are only earned if performance goals are attained and vest over a three-year period; stock options (25%) which only have value if our share price increases; and time-based restricted stock awards (25%) which are subject to three-year cliff vesting.
•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant percentage of our NEOs’ total compensation.

Name	2020 Equity Compensation *	2020 Total Compensation	Percentage of 2020 Total Compensation Attributable to Equity
Jennifer L. Sherman	$2,550,000	$4,691,321	54.4%
Mark D. Weber	$764,993	$1,777,581	43.0%
Ian A. Hudson	$654,997	$1,475,117	44.4%
Robert E. Fines	$249,997	$1,297,236	19.3%
Daniel A. DuPré	$374,998	$964,572	38.9%
Svetlana Vinokur	$184,993	$636,461	29.1%
* Includes stock options, PSUs and restricted stock
•On an enterprise level, we set aggressive performance metrics for performance awards. Over the three-year period from 2018 to 2020, our Total Stockholder Return was 70%. As a result, consistent with our pay-

for-performance philosophy, the PSUs initially granted to NEOs in 2018, which were tied to the same three-year period, were earned at 156% of target in 2020.
•In considering NEO base salaries for 2021, our Compensation and Benefits Committee intends to continue to evaluate and weigh Company and individual performance, level of responsibility and actual salary compared to the targeted level. However, our Compensation and Benefits Committee has delayed any decisions relating to NEO base salaries for 2021 until the second quarter of 2021, as it intends to gather additional data on market-based compensation practices, taking into account the pandemic. Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are generally targeted at the 50th percentile of competitive market data.
•We believe our pay practices are favorable to stockholders. For example:
◦Our 2015 Plan does not use liberal share counting;
◦Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;
◦Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;
◦Annual cash incentive payments are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a Section 16 Officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results; and
◦Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, defined “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).
•Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer must maintain his or her target ownership level (which is measured annually) and is required to hold at least 50% of the net shares received from exercised options or shares of restricted stock that are subject to a vesting schedule (over and above the target ownership level) for at least two years from the date of vesting.
•The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
APPROVAL OF THE SECOND AMENDMENT TO THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN
We are requesting that stockholders approve the Second Amendment (the “Plan Amendment”) to the 2015 Plan, which was adopted, subject to stockholder approval, by the Board on March 16, 2021. A copy of the Plan Amendment is attached to this Proxy Statement as Appendix B, and the following description is qualified in its entirety by reference to the full text of the Plan Amendment.
The 2015 Plan currently limits the aggregate number of shares of the Company's common stock that may be delivered pursuant to all awards granted under the plan to 7,800,000 shares, with no more than 7,800,000 shares of the Company’s common stock issued upon the exercise of “incentive stock options” within the meaning of Section 422 of the Code and subject to certain sub-limits. The proposed amendments would increase these limits by an additional 3,200,000 shares so that the new aggregate share limit for the 2015 Plan would be 11,000,000 shares, including an increase in the limit with respect to incentive stock options.
The 2015 Plan currently provides for an expiration date of April 28, 2025. No awards may be granted under the 2015 Plan on and after such date. The Plan Amendment would extend by five years the term of the 2015 Plan and eligibility for incentive stock options until April 28, 2030.
The Board believes that the Plan Amendment is in the best interests of stockholders and the Company, as awards granted under the 2015 Plan, as amended by the Plan Amendment (collectively, the “Proposed Plan”), are and will be used to (i) help attract, motivate and retain key talent, (ii) align employee and stockholder interests, (iii) link employee compensation to Company performance and (iv) maintain a culture based on employee stock ownership. We believe that our use of equity awards and incentive compensation is central to building our organization, achieving our long-term objectives and driving further value for our stockholders.
The Board approved the Plan Amendment based in part on a belief that the number of shares currently available under the 2015 Plan and the expiration date of the 2015 Plan do not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board believes that the Proposed Plan reflects an appropriate balance between providing the Company with the flexibility to continue its equity award program over a multi-year period and stockholder dilution considerations.
If stockholders do not approve the Plan Amendment, the current share limit, expiration date and other provisions of the 2015 Plan will continue in effect.
Outstanding Awards
The 2015 Plan is our only active employee equity compensation plan with shares available for future issuance. The table below outlines key information regarding outstanding awards under our equity compensation plans as of February 26, 2021.

Stock options outstanding	1,990,703
Weighted-average exercise price of stock options outstanding	$17.52
Weighted-average remaining contractual life of stock options outstanding (in years)	5.6
Restricted stock awards outstanding (non-vested)	270,084
PSUs outstanding (non-vested, assuming maximum payout)	463,066
Number of shares remaining available for future issuance (1)	2,707,818
Total common shares outstanding	60,538,158
(1)For the purposes of determining the remaining available shares for issuance under the 2015 Plan, all outstanding PSUs and restricted stock awards are counted at “full value”, and reflect the impact of our fungible share counting provision (whereby “full value” shares count as 2.05 times the number of PSUs or restricted stock awards outstanding).
Description of the Proposed Plan
The following is a summary of the principal features of the Proposed Plan. This summary does not purport to be a complete description of all of the provisions of the Proposed Plan. It is qualified in its entirety by reference to the full text of the 2015 Plan and the Plan Amendment. A copy of the 2015 Plan is attached to this Proxy Statement as Appendix C.

Share Reserve
The 2015 Plan authorizes the granting of equity incentive awards of up to 7,800,000 shares of the Company’s common stock, with no more than 7,800,000 shares of the Company’s common stock issuable upon the exercise of incentive stock options. If approved by the stockholders, the Plan Amendment increases these limits, and authorizes the granting of equity awards of up to 11,000,000 shares of the Company’s common stock, representing an increase of 3,200,000 shares of the Company’s common stock, including with respect to incentive stock options. Except for the term extension described below, the Plan Amendment does not otherwise modify the terms of the 2015 Plan. The Company may satisfy its obligations under any awards granted under the Proposed Plan by issuing new shares or using Treasury shares and/or shares purchased on the open market or by private purchase.
Shares issued with respect to equity awards granted other than stock options or stock appreciation rights, which are referred to below as Full Value Awards, under the Proposed Plan are counted against its aggregate share limit as 2.05 shares for every share actually issued in connection with a Full Value Award. For example, if 100 shares are issued with respect to a restricted stock unit granted under the Proposed Plan, 205 shares will be counted against the Proposed Plan’s aggregate share limit in connection with that award. This ratio reflects the Board’s assessment of the cost of a Full Value Award as compared to a stock option or stock appreciation award.
The following rules apply for counting shares against the applicable share limits of the Proposed Plan:
•To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option or a stock appreciation right relates to 1,000 shares and is exercised at a time when the number of shares to be issued upon exercise is 150 shares, 1,000 shares shall nevertheless be the net charge against the applicable share limit.
•Shares used to satisfy tax withholding obligations on any award will not be added back to the share reserve under the Proposed Plan.
•Shares that are subject to equity awards that expire, or for any reason are canceled or terminated, are forfeited, fail to vest or for any other reason, are not paid or delivered under the Proposed Plan will again be available for subsequent awards under the Proposed Plan. Any such shares subject to Full Value Awards will become available after taking into account the 2.05 to 1 share ratio, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the Proposed Plan, the award would count as 205 shares against the Proposed Plan’s share limit after giving effect to the 2.05 to 1 share counting rule. If the award is later forfeited before it vests, the 205 shares that were originally counted against the Proposed Plan’s share limit would again be available for subsequent awards under the Proposed Plan.
•The Company may not increase the applicable share limits of the Proposed Plan by repurchasing shares of the Company’s common stock on the market (by using cash received through the exercise of stock options or otherwise).
•To the extent that an award is settled in cash instead of shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the Proposed Plan.
•Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in the substitution of awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Proposed Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Proposed Plan.
Award Limits Other than for Non-Employee Directors
The maximum number of shares that may be covered by options and stock appreciation rights granted under the Proposed Plan to any single participant other than a non-employee director during any calendar year is 1,000,000. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio used to determine the charge to the share reserve).
Award Limits for Non-Employee Directors
The maximum number of shares that may be covered by options and stock appreciation rights granted under the Proposed Plan to a non-employee director during any calendar year is 100,000. The maximum number of shares that may be granted as Full Value Awards under the Proposed Plan to a non-employee director during any calendar year is 50,000. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio used to determine the charge to the share reserve).
Expiration Date
The 2015 Plan currently provides for an expiration date of April 28, 2025. No awards may be granted under the 2015 Plan on and after such date. If approved by the stockholders, the Plan Amendment would extend by five years the term of the 2015 Plan and eligibility for incentive stock options until April 28, 2030. Except for this extension and the increase in shares eligible for grant under the Proposed Plan, the Plan Amendment does not otherwise modify the terms of the 2015 Plan.
Corporate Governance Aspects of the Proposed Plan
The Proposed Plan includes several provisions that we believe promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to, the following:
•No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date except to replace equity awards due to a corporate transaction.
•No Repricing without Stockholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the exercise price of a stock option or strike price of a stock appreciation right is above the market value of a share, the Company will not, without stockholder approval, reduce the exercise price of such stock option or strike price of such stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.
•No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation and Benefits Committee.
•No Evergreen Provision: The Proposed Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Proposed Plan can be automatically replenished.
•No Automatic Grants: The Proposed Plan does not provide for automatic grants to any participants.
Eligible Persons
Current and prospective executive officers, officers, other employees, non-employee directors, consultants and advisors of the Company and our affiliates will be eligible to participate in the Proposed Plan. As of February 26, 2021, three of our current non-employee directors and approximately 140 employees (including our executive officers), consultants and advisors, have outstanding equity awards under the 2015 Plan.
Types of Awards
The Proposed Plan authorizes the Compensation and Benefits Committee to grant non-qualified and incentive stock options, stock appreciation rights and Full Value Awards (including but not limited to restricted stock, restricted stock units, performance share awards and stock bonus awards), and dividend equivalents. A Full Value Award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions.
Vesting Limitations for Equity Awards
Any Award tied to attaining a performance goal will have a performance and vesting period of at least twelve (12) months; provided, however, that the Compensation and Benefits Committee may waive any continuing employment requirement in the case of a participant’s death, disability, retirement or change-in-control. Notwithstanding the foregoing, equity awards may be issued up to 390,000 shares without complying with these vesting limitations. In addition, these vesting limitations are not applicable to any awards granted to new hires, non-employee directors or participants receiving Awards granted in substitution of equity awards issued by another entity.
Administration
The Compensation and Benefits Committee administers the Proposed Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The Compensation and Benefits Committee will (i) select who will receive equity awards; (ii) determine the number of shares covered thereby; and (iii) subject to the terms and limitations expressly set forth in the Proposed Plan, establish the terms, conditions and other provisions of the equity awards. The Compensation and Benefits Committee may interpret the Proposed Plan and (i) establish, amend and rescind any rules related to the Proposed Plan and (ii) make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The Compensation and Benefits Committee has the discretion to permit the automatic exercise of vested in-the-money stock options and stock appreciation rights on such terms as it deems appropriate, and may delegate this authority to the Company’s management. The Compensation and Benefits Committee is also authorized to impose minimum amounts for partial exercises, to determine the fair market value of Company stock from alternative valuation methods recognized by IRS regulations issued under Section 409A of the Code and to establish special rules in order to comply with non-U.S. legal and tax law requirements with respect to grants of equity awards outside the United States.
Amendments Requiring Stockholder Approval
The Board may terminate, amend or suspend the Proposed Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to:
•increase the number of shares that may be issued under the Proposed Plan;
•reprice, repurchase or exchange underwater stock options or stock appreciation rights;
•amend the maximum number of shares that may be granted to a participant within a single calendar year;
•extend the term of the Proposed Plan beyond April 28, 2030;
•expand the class of persons eligible to participate in the Proposed Plan; or
•otherwise implement any amendment required to be approved by stockholders to comply with applicable tax or regulatory requirements (including rules or requirements of any securities exchange on which the Company shares are listed).
Adjustments
In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of common stock, or any similar equity restructuring transaction (as the term is used in ASC 718) affecting common stock, the Compensation and Benefits Committee will equitably adjust (i) the number and kind of shares available for grant under the Proposed Plan, (ii) the number and kind of shares subject to the award limitations set forth in the Proposed Plan and subject to outstanding awards under the Proposed Plan; and (iii) the exercise price of outstanding stock options and other awards.
The impact of a merger, consolidation, reorganization or other similar corporate transaction or event (including, without limitation, a change-in-control) on outstanding stock options, stock appreciation rights and Full Value Awards granted under the Proposed Plan shall be determined in the Compensation and Benefits Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.
U.S. Tax Consequences under the Proposed Plan
The material federal income tax consequences of the issuance and exercise of awards under the Proposed Plan, based on the current provisions of the United States Internal Revenue Code and regulations, are as follows.
Stock Options
A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the Proposed Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction (subject to the limitations of Section 162(m) of the Code) equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
For stock options that qualify for treatment as “incentive stock options” under the Code, the participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by the participant will be a long-term capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by the participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by the participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise of the option. The Company will be entitled to a deduction (subject to the limitations of Section 162(m) of the Code) at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.
Stock Appreciation Rights
In general, (i) the participant will not realize income upon the grant of a stock appreciation right; (ii) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right; and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right are the same as described below with respect to a disposition of unrestricted shares.
Restricted and Unrestricted Stock; Restricted Stock Units
Unless the participant files an election to be taxed under Section 83(b) of the Code: (i) the participant will not realize income upon the grant of restricted stock; (ii) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restrictions have been removed or expire and (iii) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. The participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock units subject only to time-based vesting and not including any performance conditions, when the restricted stock units have vested and been settled in cash and/or shares of common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance.
When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
Section 409A
Section 409A of the Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the Proposed Plan, but may apply in some cases to restricted stock units and other Full Value Awards. For such awards subject to Section 409A, certain of our officers may experience a delay of up to six months in the settlement of the awards in shares of Company stock.
Withholding
The Proposed Plan permits the Company to withhold from awards the amount of any withholding taxes in respect of an award, which withholding shall not exceed the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact). In lieu of cash, the Compensation and Benefits Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PROPOSED PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX

CONSEQUENCES OF A PARTICIPANT’S DEATH OR DISABILITY OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
The Compensation and Benefits Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements around tax deductibility, to achieve its goal to provide compensation programs that are consistent with its executive compensation philosophy.
Aggregate Past Fiscal Year Grants Under the 2015 Plan
As of December 31, 2020, awards covering 607,762 shares of our common stock had been granted under the 2015 Plan for the last completed fiscal year. For the purposes of determining the remaining available shares for issuance under the 2015 Plan, PSUs and restricted stock awards are counted at “full value”, and reflect the impact of our fungible share counting provision (whereby “full value” shares count as 2.05 times the number of PSUs or restricted stock awards outstanding). On that basis, 942,244 shares of common stock had been granted under the 2015 Plan for the last completed year. The following table shows information regarding the distribution of all awards among the persons and groups identified below for 2020.

	STOCK OPTIONS			RESTRICTED STOCK UNITS		PERFORMANCE SHARE UNITS
	Number of Shares Acquired on Exercise	Number of Shares Underlying Options Granted in year ended December 31, 2020		Number of Shares/Units Vested in year ended December 31, 2020	Number of Shares/Units Granted in year ended December 31, 2020	Number of Shares/Units Vested in year ended December 31, 2020	Number of Shares/Units Granted in year ended December 31, 2020 (a)
Name and Position		Exercisable	Unexercisable
Named Executive Officers:
Jennifer L. Sherman, President and CEO	—	—	81,210	23,230	22,931	72,471	71,879
Mark D. Weber, Senior Vice President and COO	—	—	24,364	—	6,879	16,854	19,809
Ian A. Hudson, Senior Vice President and CFO	—	—	20,859	6,435	5,890	14,327	16,924
Robert E. Fines, Vice President and General Manager, TBEI	—	—	10,616	—	2,997	60,546	18,694
Daniel A. DuPré, Vice President and General Counsel	—	—	11,942	2,423	3,372	7,585	9,468
Svetlana Vinokur, Vice President, Treasurer and Corporate Development	7,429	—	5,891	2,203	1,663	6,068	5,506
Total for All Current Executive Officers as a Group (7 persons)	7,429	—	159,022	34,291	44,901	181,222	145,828
Total for all Current Non-Employee Directors as a Group (6 persons)	—	—	—	16,838	24,280	—	—
All employees, including all current officers who are not executive officers or directors as a group	76,422	—	130,186	56,584	43,777	54,915	59,768
Total	83,851	—	289,208	107,713	112,958	236,137	205,596
(a)    Total includes 78,729 PSUs, representing the effect of the PSUs that vested on December 31, 2020 being earned above target.
Equity Compensation Plan Information
The table on page 67 under the heading “Equity Compensation Plan Information” provides information as of December 31, 2020 with respect to the shares of common stock that may be issued under our existing equity compensation plans.
New Plan Benefits under the Proposed Plan
The benefits that will be awarded or paid in the future under the Proposed Plan cannot currently be determined. Awards granted under the Proposed Plan after the date of our 2021 Annual Meeting are within the discretion of the Compensation and Benefits Committee, subject to limits on the maximum amounts that may be awarded to any individual. As of February 26, 2021, the closing price of a share of our common stock was $36.41.

Vote Required
Approval of the Plan Amendment requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy. Abstentions will be counted as shares voted on this proposal and will have the effect of a vote “against” the proposal.
Recommendation
The Board recommends that the stockholders vote “FOR” the approval of the Plan Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan, as amended.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2021. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte has served as our independent registered public accounting firm since 2013. In determining whether to retain Deloitte, the Audit Committee considered, among other things, its familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, its quality of communications with the Audit Committee, its ability to provide knowledgeable staff, its independence, objectivity, expertise and responsiveness. The Audit Committee, as well as the Board, also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent registered public accounting firm. Upon evaluating all of the foregoing, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm in 2021 is in the best interests of the Company and its stockholders.
A representative of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021. If a majority of our shares does not ratify the selection of Deloitte, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	566,277	$10.93	—
2015 Executive Incentive Compensation Plan (3)	1,425,012	$20.14	3,182,186
Total	1,991,289	$17.52	3,182,186
(1)All of our equity compensation plans have been approved by our stockholders.
(2)No additional incentive awards were available for grant under this plan after April 28, 2015.
(3)“Full value” awards, which include restricted stock awards and PSUs, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Stockholders, the proposal must be received on or before November 17, 2021.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2022 Annual Meeting, we must receive information relating to such other business by January 27, 2022, but not before December 28, 2021, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2022 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

Daniel A. DuPré, Corporate Secretary
March 17, 2021

APPENDIX A
SEC REGULATION G NON-GAAP RECONCILIATION
As described further below, this proxy statement contains references to certain financial measures that are unaudited and are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company has provided this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance which management considers in operating the business.
This proxy statement includes references to adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”) as additional measures which the Company believes are representative of its underlying performance and improve the comparability of results across reporting periods. The Company believes that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Adjusted EBITDA is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, coronavirus-related expenses, executive severance costs, purchase accounting effects, other expense/income, income tax expense, depreciation and amortization expense and the impact of adoption of a new lease accounting standard, where applicable. Adjusted EBITDA margin is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, coronavirus-related expenses, executive severance costs, purchase accounting effects, other expense/income, income tax expense, depreciation and amortization expense and the impact of adoption of a new lease accounting standard, where applicable, divided by net sales for the applicable period(s). Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.

The following table summarizes the Company’s adjusted EBITDA and adjusted EBITDA margin and reconciles income from continuing operations to adjusted EBITDA for each of the five years in the period ended December 31, 2020:

	Year Ended December 31,
($ in millions)	2020	2019	2018	2017	2016
Income from continuing operations	$96.1	$108.4	$93.7	$60.5	$39.4
Add:
Interest expense	5.7	7.9	9.3	7.3	1.9
Pension settlement charges	—	—	—	6.1	—
Hearing loss settlement charges	—	—	0.4	1.5	—
Debt settlement charges	—	—	—	—	0.3
Acquisition and integration-related expenses	2.1	2.5	1.5	2.7	1.4
Restructuring	1.3	—	—	0.6	1.7
Coronavirus-related expenses (a)	2.3	—	—	—	—
Executive severance costs	—	—	—	0.7	—
Purchase accounting effects (b)	0.3	0.2	0.7	4.4	3.6
Other expense (income), net	1.1	0.6	0.6	(0.8)	1.8
Income tax expense	28.5	30.2	17.9	0.5	17.4
Depreciation and amortization	44.8	41.5	36.4	30.0	19.1
Deferred gain recognition (c)	—	—	(1.9)	(2.0)	(1.9)
Adjusted EBITDA	$182.2	$191.3	$158.6	$111.5	$84.7

Net sales	$1,130.8	$1,221.3	$1,089.5	$898.5	$707.9

Adjusted EBITDA margin	16.1%	15.7%	14.6%	12.4%	12.0%
(a)    Coronavirus-related expenses relate to direct expenses incurred in connection with the Company's response to the coronavirus pandemic, that are incremental to, and separable from, normal operations. Such expenses primarily relate to incremental paid time off provided to employees and costs incurred to implement enhanced workplace safety protocols.
(b)    Purchase accounting effects represent the step-up in the valuation of equipment acquired in recent business combinations that was sold during the periods presented.
(c)    Adjustment to exclude recognition of a deferred gain associated with historical sale lease-back transactions. Effective with the adoption of the new lease accounting standard in 2019, recognition of this gain was eliminated.
This proxy statement also includes references to adjusted income from continuing operations and adjusted earnings per share from continuing operations (“adjusted EPS”) as additional measures which the Company believes are representative of its underlying performance and which improve the comparability of results between reporting periods. During the five years in the period ended December 31, 2020, in determining adjusted income from continuing operations and adjusted EPS (non-GAAP measures), adjustments were made to reported GAAP income from continuing operations and diluted earnings per share from continuing operations to exclude the impact of acquisition and integration-related expenses, pension-related charges, restructuring activity, coronavirus-related expenses, purchase accounting effects, executive severance costs, hearing loss settlement charges, debt settlement charges and the impact of adoption of a new lease accounting standard, where applicable. In addition, during the five years in the period ended December 31, 2020, adjustments were made to reported GAAP income tax expense to exclude certain special tax items and the tax effects of the aforementioned items, where applicable.

The following table summarizes the Company’s adjusted income from continuing operations and adjusted EPS for each of the five years in the period ended December 31, 2020:

	Year Ended December 31,
($ in millions)	2020	2019	2018	2017	2016
Income from continuing operations	$96.1	$108.4	$93.7	$60.5	$39.4
Add:
Income tax expense	28.5	30.2	17.9	0.5	17.4
Income before income taxes	124.6	138.6	111.6	61.0	56.8
Add:
Acquisition and integration-related expenses	2.1	2.5	1.5	2.7	1.4
Pension-related charges (a)	2.3	—	—	6.1	—
Restructuring	1.3	—	—	0.6	1.7
Coronavirus-related expenses (b)	2.3	—	—	—	—
Purchase accounting effects (c)	0.7	0.8	1.2	4.8	3.9
Executive severance costs	—	—	—	0.7	—
Hearing loss settlement charges	—	—	0.4	1.5	—
Debt settlement charges	—	—	—	—	0.3
Deferred gain recognition (d)	—	—	(1.9)	(2.0)	(1.9)
Adjusted income before income taxes	$133.3	$141.9	$112.8	$75.4	$62.2
Adjusted income tax expense (e) (f) (g) (h) (i)	(30.3)	(31.8)	(26.8)	(25.6)	(21.5)
Adjusted income from continuing operations	$103.0	$110.1	$86.0	$49.8	$40.7

	Year Ended December 31,
(dollars per diluted share)	2020	2019	2018	2017	2016
EPS, as reported	$1.56	$1.76	$1.53	$1.00	$0.64
Add:
Income tax expense	0.46	0.49	0.29	0.01	0.29
Income before income taxes	2.02	2.25	1.82	1.01	0.93
Add:
Acquisition and integration-related expenses	0.03	0.04	0.02	0.04	0.02
Pension-related charges (a)	0.04	—	—	0.10	—
Restructuring	0.02	—	—	0.01	0.03
Coronavirus-related expenses (b)	0.04	—	—	—	—
Purchase accounting effects (c)	0.01	0.01	0.02	0.08	0.06
Executive severance costs	—	—	—	0.01	—
Hearing loss settlement charges	—	—	0.01	0.03	—
Debt settlement charges	—	—	—	—	0.01
Deferred gain recognition (d)	—	—	(0.03)	(0.03)	(0.03)
Adjusted income before income taxes	$2.16	$2.30	$1.84	$1.25	$1.02
Adjusted income tax expense (e) (f) (g) (h) (i)	(0.49)	(0.51)	(0.43)	(0.42)	(0.35)
Adjusted EPS	$1.67	$1.79	$1.41	$0.83	$0.67
(a)    Pension-related charges in the year ended December 31, 2020 relate to charges incurred in connection with the withdrawal from a multi-employer pension plan.
(b)    Coronavirus-related expenses in the year ended December 31, 2020 include direct expenses incurred as a result of the coronavirus pandemic, that are incremental to, and separable from, normal operations. Such expenses primarily relate to incremental paid time off provided to employees and costs incurred to implement enhanced workplace safety protocols.

(c)    Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in connection with recent acquisitions that was sold subsequent to the acquisition dates, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired in the Joe Johnson Equipment acquisition.
(d)    Adjustment to exclude recognition of a deferred gain associated with historical sale lease-back transactions. Effective with the adoption of the new lease accounting standard in 2019, recognition of this gain was eliminated.
(e)    Adjusted income tax expense for the year ended December 31, 2020 excludes the tax effects of acquisition and integration-related expenses, pension-related charges, restructuring activity, coronavirus-related expenses and purchase accounting effects.
(f)    Adjusted income tax expense for the year ended December 31, 2019 excludes a $0.8 million benefit from changes in state deferred tax valuation allowances. Adjusted income tax expense for the year ended December 31, 2019 also excludes the tax effects of acquisition and integration-related expenses and purchase accounting effects.
(g)    Adjusted income tax expense for the year ended December 31, 2018 excludes an $8.6 million net tax benefit associated with tax planning strategies. Adjusted income tax expense for the year ended December 31, 2018 also excludes the tax effects of acquisition and integration-related expenses, purchase accounting effects, hearing loss settlement charges and the impact of adoption of a new lease accounting standard.
(h)    Adjusted income tax expense for the year ended December 31, 2017 excludes a $20.0 million net tax benefit, representing the impact of the 2017 Tax Act, and a $0.8 million benefit from changes in state deferred tax valuation allowance. Adjusted income tax expense for the year ended December 31, 2017 also excludes $0.6 million of tax expense associated with a change in the enacted state tax rate in Illinois, and the tax effects of acquisition and integration-related expenses, pension-related charges, restructuring activity, purchase accounting effects, executive severance costs, hearing loss settlement charges and the impact of adoption of a new lease accounting standard.
(i)     Adjusted income tax expense for the year ended December 31, 2016 excludes a $2.2 million net benefit resulting from changes in deferred tax valuation allowances in Canada and the U.K. Adjusted income tax expense for the year ended December 31, 2016 also excludes the tax effects of acquisition and integration-related expenses, restructuring activity, purchase accounting effects, debt settlement charges and the impact of adoption of a new lease accounting standard.

APPENDIX B
SECOND AMENDMENT TO THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

This Second Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (as previously amended by a First Amendment dated July 14, 2017, the “Plan”) was approved by the Board of Directors of Federal Signal Corporation on March 16, 2021.

WHEREAS, Federal Signal Corporation (the “Company”) maintains the Plan;

WHEREAS, the Board of Directors of the Company (the “Board”) now deems it desirable to further amend the Plan in certain respects; and

WHEREAS, this Second Amendment of the Plan shall supersede and amend the provisions of the Plan set forth below in their entirety.

NOW THEREFORE, by virtue and in the exercise of the powers reserved to the Board, under Section 15 of the Plan, the Plan is hereby amended in the following respects:

1.Section 3 of the Plan is amended in its entirety to read as follows:

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. By virtue of this Second Amendment, the expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be April 28, 2030 (the “Expiration Date”); provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

2.Section 5(b) of the Plan is amended in its entirety to read as follows:

5. Grants of Awards: Shares Subject to the Plan; Limitations
(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, the Committee is authorized to deliver under the Plan 11,000,000 shares of Common Stock; provided, however, no more than 11,000,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options; (ii) subject to Section 13 of the Plan, grants of Options or SARs under the Plan in respect of no more than (A) 1,000,000 shares of Common Stock may be made to any single Participant other than a non-employee director of the Company or one of its Affiliates during any calendar year and (B) 100,000 shares of Common Stock may be made to a non-employee director of the Company or one of its Affiliates during any calendar year; (iii) subject to Section 13 of the Plan, no more than 50,000 shares of Common Stock may be granted pursuant to Awards other than Options and SARs to a non-employee director of the Company or one of its Affiliates during any calendar year, (iv) subject to Section 13 of the Plan no more than 500,000 shares of Common Stock may be earned under Performance Compensation Awards granted pursuant to Section 12 of the Plan to any single Participant during a single calendar year, or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 500,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (v) the maximum amount that can be paid to any single Participant pursuant to a cash bonus Award described in Section 12(a) of the Plan with respect to (A) a Performance Period that is 12 months or less shall be $5,000,000 and (B) a Performance Period that is more than 12 months shall be $10,000,000. The foregoing limits set forth in Section 5(b)(iv) and (v), in each case, are subject to an annual 4% increase on each January 1st after the Effective Date. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio that is applied under Section 5(c) below to determine the charge to the share reserve for grants of Awards under this Plan).

3.Section 7(a) of the Plan is amended in its entirety to read as follows:

7. Options

B - 1

(a)     Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code no later than the Expiration Date, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non-Qualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.

4.Section 15(d) of the Plan is amended in its entirety to read as follows:

15. Amendments and Termination.

(d) Restriction on Grant of Awards. No Awards may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the Expiration Date.

* * *
Except as modified by this Second Amendment, all terms and provisions of the Plan shall remain in full force and effect.

B - 2

APPENDIX C
FIRST AMENDMENT TO THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

This First Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (the “Plan”) was approved by the Board of Directors of Federal Signal Corporation on July 24, 2017.

WHEREAS, Federal Signal Corporation (the “Company”) maintains the Plan;

WHEREAS, the Board of Directors of the Company (the “Board”) now deems it desirable to amend the Plan in certain respects; and

WHEREAS, this First Amendment of the Plan shall supersede and amend the provisions of the Plan set forth below in their entirety.

NOW THEREFORE, by virtue and in the exercise of the powers reserved to the Board, under Section 15 of the Plan, the Plan is hereby amended in the following respects:

1.Section 7(d) of the Plan is amended in its entirety to read as follows:

7. Options.

(d) Method of Exercise and Form of Payment. Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to Options providing that if, on the last day of an Option Period, the Participant has not then exercised such Option and such Option meets certain criteria as may be established by the Committee, such Option shall be deemed to have been exercised by the Participant on the last day of the Option Period by virtue of a net exercise and the Company shall make the appropriate payment to such Participant after complying with applicable withholding tax requirements, if any, attributable to such exercise, but in no event exceeding the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion.

2.Section 8(c) of the Plan is amended in its entirety to read as follows:

8. Stock Appreciation Rights.

(c) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to SARs providing that if, on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after complying with applicable withholding tax requirements, if any, attributable to such exercise, but in no event exceeding the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion.

3.Section 16(c)(i) and (ii) of the Plan are amended in its entirety to read as follows:

16. General.

(c) Tax Withholding.

(i) A Participant shall be required to pay to the Company or any of its Affiliates, and the Company or any of its Affiliates shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to comply with applicable withholding tax requirements for the payment of such withholding and taxes. In no event shall the amount of such tax withholding exceed the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by: (A) the delivery of shares of Common Stock owned by the Participant having a Fair Market Value at the tender date determined by the Committee to be sufficient to comply with applicable withholding tax requirements, if any, attributable to such taxable event, but in no event exceeding the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion; or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award having a Fair Market Value at the date of the applicable taxable event determined by the Committee to comply with applicable withholding tax requirements, if any, attributable to such taxable event, but in no event exceeding the maximum statutory tax rates (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion.

* * *
Except as modified by this First Amendment, all terms and provisions of the Plan shall remain in full force and effect.
* * *
FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants, and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.
2.Definitions. The following definitions shall be applicable throughout the Plan:
(a)“Affiliate” means with respect to any Person, any other Person (other than an individual) that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this Plan, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.
(b)“Award” means, individually or collectively, any Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Shares, Stock Bonus Award, Dividend Equivalent, and Performance Compensation Award granted under the Plan.

(c)“Award Agreement” means any agreement or other instrument (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) setting forth the terms of an Award that has been duly authorized and approved by the Committee.
(d)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(e)“Board” means the Board of Directors of the Company.
(f)“Change-in-Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)Any Person (other than the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)During any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or
(iv)The sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect).
In addition, if a Change-in-Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change-in-Control has occurred pursuant to the above definition, and the date of the occurrence of such Change-in-Control and any incidental matters relating thereto.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h)“Committee” means the Compensation and Benefits Committee of the Board or subcommittee thereof as may be appointed pursuant to Section 4(a), or such other committee of the Board consisting of at least two people as the Board may appoint to administer the Plan, or, if no such committee has been appointed by the Board, the Board.
(i)“Common Stock” means the common stock, par value $1.00 per share, of the Company.
(j)“Company” means Federal Signal Corporation, a Delaware corporation, and any successor thereto.
(k)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l)“Disability” means, with respect to any Participant, the meaning ascribed to such term in a long-term disability plan applicable to such participant except as otherwise provided in an individual Award Agreement. Any determination of whether Disability exists shall be made by the Committee in its sole discretion.
(m)“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 11(b) of the Plan.
(n)“Effective Date” means the date on which the Plan is first approved by the stockholders of the Company.
(o)“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162(m)-27.
(p)“Eligible Person” means any (i) individual employed by the Company or any of its Affiliates; (ii) director of the Company or any of its Affiliates; (iii) consultant or advisor to the Company or any of its Affiliates who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to the Company or its Affiliates).
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(r)“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(s)“Fair Market Value” means, as of any date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:
(i)If, on such date, Common Stock is listed on one or more established U.S. national or regional securities exchanges, the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange constituting the primary market for the shares, as reported in a source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which such price of Common Stock is so reported).
(ii)Notwithstanding clause (i) above, the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.
(iii)The Committee may vary its method of determining Fair Market Value as provided in this Section for purposes of different provisions under the Plan. The Committee may delegate its authority to establish Fair Market Value for purposes of determining whether sufficient consideration has been paid to exercise Options or SARs or for purposes of any other transactions involving outstanding Awards.
(t)“Immediate Family Members” shall have the meaning set forth in Section 16(b) of the Plan.
(u)“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(v)“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(w)“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.
(x)“Non-Qualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(y)“Option” means an Award granted under Section 7 of the Plan.

(z)“Option Period” has the meaning given such term in Section 7(c) of the Plan.
(aa)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ab)“Performance Compensation Award” shall mean any Award designated by the Committee in writing as a Performance Compensation Award pursuant to Section 12 of the Plan.
(ac)“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(ad)“Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ae)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(af)“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(ag)“Performance Shares” shall mean an Award denominated in either Shares or share units as described in Section 10 below.
(ah)“Permitted Transferee” shall have the meaning set forth in Section 16(b) of the Plan.
(ai)“Person” means a “person” as such term is used for purposes of 13(d) or 14(d) of the Exchange Act, or any successor section thereto.
(aj)“Plan” means the Federal Signal Corporation 2015 Executive Incentive Compensation Plan.
(ak)“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions based on continued employment with the Company, its Affiliates, or both.
(al)“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(am)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(an)“SAR Period” has the meaning given such term in Section 8(b) of the Plan.
(ao)“SEC” means the Securities and Exchange Commission.
(ap)“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(aq)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ar)“Stock Bonus Award” means an Award granted under Section 11(a) of the Plan.
(as)“Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(at)“Substitute Award” has the meaning given such term in Section 5(g).
3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.Administration.
(a)The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code with respect to a Performance Compensation Award, as applicable, it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.
(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, pricing, amount and other terms and conditions of any Award and any amendments thereto; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any of its Affiliates the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code.
(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)No member of the Board, the Committee, delegate of the Committee or any officer, employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, gross negligence or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-Laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or By-Laws or as a matter of law or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.Grant of Awards; Shares Subject to the Plan; Limitations.
(a)The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards, Dividend Equivalents and/or Performance Compensation Awards to one or more Eligible Persons.
(b)Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, the Committee is authorized to deliver under the Plan 7,800,000 shares of Common Stock; provided, however, no more than 7,800,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options; (ii) subject to Section 13 of the Plan, grants of Options or SARs under the Plan in respect of no more than (A) 1,000,000 shares of Common Stock may be made to any single Participant other than a non-employee director of the Company or one of its Affiliates during any calendar year and (B) 100,000 shares of Common Stock may be made to a non-employee director of the Company or one of its Affiliates during any calendar year; (iii) subject to Section 13 of the Plan, no more than 50,000 shares of Common Stock may be granted pursuant to Awards other than Options and SARs to a non-employee director of the Company or one of its Affiliates during any calendar year, (iv) subject to Section 13 of the Plan no more than 500,000 shares of Common Stock may be earned under Performance Compensation Awards granted pursuant to Section 12 of the Plan to any single Participant during a single calendar year, or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 500,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (v) the maximum amount that can be paid to any single Participant pursuant to a cash bonus Award described in Section 12(a) of the Plan with respect to (A) a Performance Period that is 12 months or less shall be $5,000,000 and (B) a Performance Period that is more than 12 months shall be $10,000,000. The foregoing limits set forth in Section 5(b)(iv) and (v), in each case, are subject to an annual 4% increase on each January 1st after the Effective Date. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio that is applied under Section 5(c) below to determine the charge to the share reserve for grants of Awards under this Plan).
(c)To the extent that a share of Common Stock is granted pursuant to an Award other than an Option or Stock Appreciation Right, it shall reduce the number of shares of Common Stock available for grant by 2.05 shares of Common Stock; and, to the extent that a share of Common Stock is granted pursuant to an Option or Stock Appreciation Right, it shall reduce the number of shares of Common Stock available for grant by 1 share of Common Stock.
(d)Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock, or that are settled in cash in lieu of shares of Common Stock, shall be available again for grant under the Plan.
(e)Any shares of Common Stock withheld to satisfy tax withholding obligations on any type of Award, shares of Common Stock tendered to pay the Exercise Price of an Award under the Plan, shares of Common Stock withheld to pay the Exercise Price of an Award under the Plan, shares of Common Stock that are not issued upon the stock settlement of Stock Appreciation Rights and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise shall not again be available for grant under the Plan.
(f)Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(g)Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or its Affiliates or with which the Company or its Affiliates combines (“Substitute Awards”). Notwithstanding anything in this Section 5, to the contrary the number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan and the individual grant limitations. The terms of the Plan shall be applied and interpreted consistent with the intention that each Substitute Award will not be treated as the grant of a new stock right or a change in the form of payment for purposes of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) regarding substitutions and assumptions of stock rights by reason of a restructuring or other corporate transaction.
(h)Minimum Vesting Requirement. Except with respect to a maximum of 390,000 shares, as may be adjusted under Section 13, any Award that is tied to attaining any type of performance goals shall provide for performance and vesting periods of at least twelve (12) months, provided that the Committee may waive any continuing employment requirement due to death, Disability or retirement as determined by the Committee. Notwithstanding the foregoing, this limit shall not apply to: (i) any Award denominated in cash, Awards granted to Participants in connection with their initial hire with the Company and its Affiliates, Substitute Awards, Awards to Non-Employee Directors, or (ii) any adjustment of an Award in connection with a Change-in-Control under Section 14 of the Plan.
6.Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.Options.
(a)Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code no later than March 9, 2025, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non-Qualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.
(b)Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant; and provided, further, that a Non-Qualified Stock Option may be granted with an Exercise Price lower than that set forth herein if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) and Section 409A of the Code.
(c)Vesting and Expiration. Subject to Section 5(h), options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any of its Affiliates; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option.
(d)Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to Options providing that if, on the last day of an Option Period, the Participant has not then exercised such Option and such Option meets certain criteria as may be established by the Committee, such Option shall be deemed to have been exercised by the Participant on the last day of the Option Period by virtue of a net exercise and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding.
(e)Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option.
(f)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.Stock Appreciation Rights.
(a)Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)Vesting and Expiration. Subject to Section 5(h), a SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR.
(c)Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to SARs providing that if, on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding.
(d)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee at the Date of Grant. Any fractional shares of Common Stock shall be settled in cash.
9.Restricted Stock and Restricted Stock Units.
(a)Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Book Entry and Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued, or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions, and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)Vesting. Subject to Section 5(h), the Restricted Period shall lapse in such manner and on such date or dates determined by the Committee; provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Units.
(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii)Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, allow Participants to elect to defer the delivery of Common Stock beyond the expiration of the Restricted Period in compliance with Section 409A of the Code.
(e)Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN FEDERAL SIGNAL CORPORATION AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF FEDERAL SIGNAL CORPORATION.
10.Performance Share Awards. Each Performance Share granted under the Plan shall be evidenced by an Award Agreement. Each such Award shall be subject to the conditions set forth in this Section 10, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Subject to Section 5(h), the Committee shall determine whether and to whom Performance Shares shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion. A Performance Share Award shall specify the number of Shares or share units to which it pertains. The Committee shall select the performance goals to be achieved by a Participant, the formula for determining the amount of any payment to be made if the performance goals are achieved, the period of time over which attainment of the performance goals will be measured to determine the amount payable under a Performance Share Award and whether such Award will include Dividend Equivalents. The Award Agreement shall specify the time and manner of payment of Performance Share Awards that shall have been earned. Notwithstanding anything to the contrary in this Section 10, Performance Shares granted to the Company’s executive officers that are designated as Performance Compensation Awards shall only be granted, administered and paid in compliance with all the requirements for Performance Compensation Awards set forth in Section 12 below.
11.Stock Bonus Awards; Dividend Equivalents.
(a)Stock Bonus Awards. The Committee may issue unrestricted Common Stock, or other Awards denominated in Common Stock, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement. Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. No Dividend Equivalent shall be payable with respect to any Award unless specified by the Committee in the Award Agreement. Notwithstanding anything to the contrary in this Section 11(b), Dividend Equivalents may not be granted with respect to the shares of Common Stock subject to Options or SARs.
12.Performance Compensation Awards.
(a)Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 11 of the Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall also have the authority to make an award of a cash incentive or bonus Award to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary in the Plan, the Committee shall have no obligation to grant any Award, whether settled in Common Stock or cash, in the form of “performance-based compensation” under Section 162(m) of the Code. For avoidance of doubt, the Committee may grant in its sole discretion an Award based on one or more of the Performance Criteria set forth in Section 12(c) below and not designate it to be a Performance Compensation Award, and any such Award shall not be subject to the terms, conditions and restrictions set forth in this Section 12. An Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code may only be granted by the Committee (or a subcommittee thereof) to the extent that the members of the Committee or subcommittee approving any such Award is comprised entirely of “outside directors” within the meaning of Section 162(m) of the Code.
(b)Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, if any, the Performance

Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.
(c)Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (and/or one or more of its Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing) and may include any of the following: (i)  net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth; (v) gross profit or gross profit growth; (vi) net profit or net profit growth; (vii) net interest margin; (viii) operating profit or net operating profit (before or after taxes), economic profit, profit margins or other corporate profit measures; (ix) return measures (including, but not limited to, dividends, return on investment, assets, capital, employed capital, invested capital, equity or sales); (x) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on capital), which may but are not required to be measured on a per-share basis; (xi) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (xii) share price (including, but not limited to, growth measures or total stockholder return); (xiii) expense targets, cost reduction goals or general and administrative expense savings; (xiv) gross or net operating margins; (xv) productivity ratios; (xvi) operating efficiency; (xvii) measures of economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or other “value creation” metrics; (xviii) asset quality; (xix) inventory control; (xx) enterprise value; (xxi) sales, net sales or net sales growth; (xxii) stockholder return; (xxiii) client retention; (xxiv) employee retention; (xxv) competitive market metrics; (xxvi) objective measures of personal targets, goals or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or expansions of specific business operations or meeting divisional or project budgets); (xxvii) objective measures of customer satisfaction; (xxviii) working capital targets (including but not limited to any subcomponents of working capital such as inventory, accounts receivable, accounts payable, accrued liabilities and/or customer deposits); (xxix) asset growth; (xxx) dividend yield; (xxxi) system-wide revenues; (xxxii) comparisons of continuing operations to other operations; (xxxiii) market share; (xxxiv) cost of capital, debt leverage, year-end cash position or book value; (xxxv) strategic objectives; and (xxxvi) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or a percentage of a prior period’s Performance Criteria, or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or one or more of its Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more of its Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.
(d)Permitted Changes to Performance Criteria; Automatic Adjustments When Setting Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria for Performance Compensation Awards without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. In connection with establishing Performance Compensation Awards, the Committee is authorized, in its sole discretion, to provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (including but not limited to (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) events of an “unusual nature” or of a type that indicates “infrequency of occurrence,” both as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year) that may affect Performance Criteria, any such adjustment to be established and administered in a manner consistent with the Section 162(m) requirements for the performance-based compensation exemption.
(e)Payment of Performance Compensation Awards.
(i)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or its Affiliates on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.
(iii)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period with respect to a Performance Compensation Award have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion to the extent provided in Section 12(e)(iv) below.
(iv)Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period that is payable in cash, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion, except as is otherwise provided in the Plan, to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan. Negative Discretion shall not be used with respect to a Performance Compensation Award that is settled in Shares of Common Stock.

13.Changes in Capital Structure and Similar Events. In the event of (a) any stock dividend, extraordinary cash dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change-in-Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change-in-Control) affecting the Company, any of its Affiliates, or the financial statements of the Company or any of its Affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(a)adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(b)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code and the regulations thereunder, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and
(c)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code and the regulations thereunder, cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of any outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of any outstanding Restricted Stock, Restricted Stock Unit, Stock Bonus Award, or other Award denominated in Common Stock, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Award or the underlying shares of Common Stock subject thereto.
For the avoidance of doubt, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 13 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
14.Effect of Change-in-Control. Except to the extent otherwise provided in an Award Agreement, in the event of a Change-in-Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:
(a)the then outstanding Options and SARs shall become immediately exercisable as of a time prior to the Change-in-Control;
(b)the Restricted Period shall expire as of a time prior to the Change-in-Control (including without limitation a waiver of any applicable Performance Goals);
(c)Performance Periods in effect on the date the Change-in-Control occurs shall end on such date, and (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or by assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee; and/or
(d)cause Awards previously deferred to be settled in full as soon as practicable.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change-in-Control transactions with respect to the Common Stock subject to their Awards.
15.Amendments and Termination.
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 4(e) shall apply with respect to any action taken or omitted by an Indemnifiable Person under the Plan or any Award Agreement prior to such amendment; (ii) no amendment to Section 12(c) or Section 15(b) (to the extent required by the proviso in such Section 15(b)) shall be made without stockholder approval and (iii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the written consent of the affected Participant, holder or beneficiary, except where necessary for legal compliance.
(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the written consent of the affected Participant (except where necessary for legal compliance); provided, further, that without stockholder approval, except as otherwise permitted under Section 13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR in order to replace it with a new Option, SAR or other Award, (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and (iv) the Committee may not cancel any Option or SAR with an Exercise Price or Strike Price, as the case may be, above the then current Fair Market Value of a Share in exchange for cash or other property.
(c)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Committee shall have the discretion to extend the term until the earlier of (i) the expiration of the term as provided in Section 7(c) or (ii) the expiration of a period of 30 days after the termination of the Participant’s employment or service during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.
(d)Restriction on Grant of Awards. No Awards may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the Effective Date.
16.General.
(a)Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. The terms of any Award issued hereunder shall be binding upon the executors, administrators, beneficiaries, successors and assigns of the Participant.
(b)Nontransferability.
(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the satisfaction of any applicable vesting conditions and consequences of the termination of the Participant’s employment by, or services to, the Company or one of its Affiliates under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option or SAR shall be exercisable by the Permitted Transferee only if such Option or SAR has vested due to the Participant’s satisfaction of the applicable vesting criteria and only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)Tax Withholding.
(i)A Participant shall be required to pay to the Company or any of its Affiliates, and the Company or any of its Affiliates shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).
(d)No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any of its Affiliates, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any of its Affiliates, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)International Participants. The Committee may grant Awards to individuals who are eligible to participate in the Plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such sub-plans or procedures as may be necessary or advisable to comply with such legal or regulatory provisions. The Committee may also in its sole discretion amend or modify the terms of the Plan or outstanding Awards with respect to such individuals in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its

Affiliates; provided, however, that any such amendment or modification with respect to an Award that is intended to be a Performance Compensation Award shall be made in a manner consistent with the requirements of Section 162(m) of the Code.
(f)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)Termination of Employment/Service.  Unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with any of its Affiliates (or vice-versa) shall be considered a termination of employment or service with the Company or such Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company and its Affiliates. For the avoidance of doubt, a Participant shall only be considered to be continuing to provide services to the Company for purposes of Section 16(g)(ii) if the individual has entered into a written contract with the Company or its Affiliates that has been approved by the Committee and an individual shall not be considered to be continuing provide services to the Company or its Affiliates due solely to complying with covenants under an employment agreement, separation agreement or similar arrangement to cooperate with the Company or its Affiliates regarding discrete matters after termination of employment as may be requested from time to time. The rules set forth in this Section 16(g) only apply to Awards granted under the Plan, and not to any other compensation plan, program or arrangement sponsored or maintained by the Company or any of its Affiliates.
(h)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person or registered in the name of that person in book-entry form.
(i)Government and Other Regulations. The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any of its Affiliates delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(j)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the

Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(n)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)Governing Law. Except to the extent that provisions of the Plan are governed by applicable provisions of the Code, the Exchange Act or other substantive provisions of federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
(p)Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.
(s)Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.
(t)Non-Qualified Deferred Compensation.
(i)To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and related Award Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an Award to fail to comply with Section 409A of the Code, to the extent applicable to such Award. However, in no event shall any member of the Board, the Company or any of its Affiliates (including their respective employees, officers, directors or agents) have any liability to any Participant (or any other person) with respect to this Section 16(t).
(ii)With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan are designated as separate payments.
(iii)Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.
(u)Hedging Provisions. A Participant shall not, directly or indirectly, offer, sell, transfer, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale relating to, any shares of the Common Stock acquired by the Participant pursuant to an Award or any other securities of the Company held by the Participant to the extent set forth in any hedging policy and/or the applicable Award Agreements.
(v)Clawback Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.
(w)No Liability with Respect to Any Corporate Action. Subject to Section 16(t), nothing contained in the Plan or in any Award Agreement will be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or any of its Affiliates to be appropriate or in its best interest, and no Participant or beneficiary of a Participant will have any claim against the Company or any of its Affiliates as a result of any such corporate action.
(x)Affiliate Employees. In the case of a grant of an Award to a Participant providing services to any Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to such Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to such Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.
(y)Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
* * *
As adopted and approved by the Board of Directors on March 9, 2015, and the Company’s stockholders on April 28, 2015.

FEDERAL SIGNAL CORPORATION ATTN: DANIEL A. DUPRÉ 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
VOTE BY INTERNET
Before the Meeting — Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 26, 2021 for shares held directly and by 11:59 P.M. ET on April 22, 2021 for shares held in the Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting — Go to www.virtualshareholdermeeting.com/FSS2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 26, 2021 for shares held directly and by 11:59 P.M. ET on April 22, 2021 for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1	Election of Six Directors	☐	☐	☐
Nominees:
01) Eugene J. Lowe, III		04) Brenda L. Reichelderfer
02) Dennis J. Martin		05) Jennifer L. Sherman
03) William F. Owens		06) John L. Workman

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

3.	Approve the Second Amendment to the Federal Signal Corporation 2015 Executive Incentive Compensation Plan.					☐	☐	☐

4.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2021.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2021 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Daniel A. DuPré and Kelly L. Burke, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR ALL” of the Company’s director nominees in Proposal 1; (b) “FOR” Proposal 2; (c) “FOR” Proposal 3; and (d) “FOR” Proposal 4. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal Corporation Retirement Savings Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on April 22, 2021 you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. The meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/FSS2021.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side